SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

Waste Management, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

1001 Fannin Street, Suite 4000

Houston, Texas 77002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF WASTE MANAGEMENT, INC.

Date and Time:

May 12, 2015 at 11:00 a.m., Central Time

Place:

The Maury Myers Conference Center

Waste Management, Inc.

1021 Main Street

Houston, Texas 77002

Purpose:

•	To elect nine directors;

•	To vote on a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;

•	To vote on a proposal to approve our executive compensation;

•	To vote on a proposal to amend our Employee Stock Purchase Plan (the “ESPP”) to increase the number of shares authorized for issuance under the ESPP;

•	To vote on a stockholder proposal regarding disclosure of political contributions, if properly presented at the meeting;

•	To vote on a stockholder proposal regarding a policy on acceleration of vesting of equity awards in the event of a change in control, if properly presented at the meeting; and

•	To conduct other business that is properly raised at the meeting.

Only stockholders of record on March 16, 2015 may vote at the meeting.

Your vote is important. We urge you to promptly vote your shares by telephone, by the Internet or, if this Proxy Statement was mailed to you, by completing, signing, dating and returning your proxy card as soon as possible in the enclosed postage prepaid envelope.

COURTNEY A. TIPPY
Corporate Secretary

March 26, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 12, 2015: This Notice of Annual Meeting and Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 are available at www.wm.com.

i

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

WASTE MANAGEMENT, INC.

1001 Fannin Street, Suite 4000

Houston, Texas 77002

Our Board of Directors is soliciting your proxy for the 2015 Annual Meeting of Stockholders and at any postponement or adjournment of the meeting. We are furnishing proxy materials to our stockholders primarily via the Internet. On March 26, 2015, we sent an electronic notice of how to access our proxy materials, including our Annual Report, to stockholders that have previously signed up to receive their proxy materials via the Internet. On March 26, 2015, we began mailing a Notice of Internet Availability of Proxy Materials to those stockholders that previously have not signed up for electronic delivery. The Notice contains instructions on how stockholders can access our proxy materials on the website referred to in the Notice or request that a printed set of the proxy materials be sent to them. Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the costs of the annual meeting, and conserve natural resources.

Record Date	March 16, 2015.

Quorum	A majority of shares outstanding on the record date must be present in person or by proxy.

Shares Outstanding	There were 457,589,819 shares of Common Stock outstanding and entitled to vote as of March 16, 2015.

Voting by Proxy	Internet, phone, or mail.

Voting at the Meeting	Stockholders can vote in person during the meeting. Stockholders of record will be on a list held by the inspector of elections. Beneficial holders must obtain a proxy from their brokerage firm, bank, or other stockholder of record and present it to the inspector of elections with their ballot. Voting in person by a stockholder will replace any previous votes submitted by proxy.

Changing Your Vote	Stockholders of record may revoke their proxy at any time before we vote it at the meeting by submitting a later-dated proxy via the Internet, by telephone, by mail, by delivering instructions to our Corporate Secretary before the annual meeting revoking the proxy or by voting in person at the annual meeting. If you hold shares through a bank or brokerage firm, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals	Each share of our Common Stock outstanding on the record date is entitled to one vote on each of the nine director nominees and one vote on each other matter. To be elected, a director must receive a majority of the votes cast with respect to that director at the meeting. This means that the number of shares voted “for” a director must exceed 50% of the votes cast with respect to that director. Each of the other proposals requires the favorable vote of a majority of the shares present, either by proxy or in person, and entitled to vote.

Effect of Abstentions and Broker Non-Votes	Abstentions will have no effect on the election of directors. For each of the other proposals, abstentions will have the same effect as a vote against these matters because they are considered present and entitled to vote.

If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares must be voted as you direct. If you do not give instructions, one of two things can happen depending on the type of proposal. For the proposal to ratify selection of the Company’s independent registered public accounting firm, the broker may vote your shares at its discretion. But for all other proposals in this Proxy Statement, including the election of directors, the advisory vote on executive compensation, the amendment to our ESPP, and each of the stockholder proposals, the broker cannot vote your shares at all. When that happens, it is called a “broker non-vote.” Broker non-votes are counted in determining the presence of a quorum at the meeting, but they are not counted for purposes of calculating the shares present and entitled to vote on particular proposals at the meeting.

Voting Instructions	You may receive more than one proxy card depending on how you hold your shares. If you hold shares through a broker, your ability to vote by phone or over the Internet depends on your broker’s voting process. You should complete and return each proxy or other voting instruction request provided to you.

If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit your proxy but do not give voting instructions, we will vote your shares as follows:

•	FOR our director candidates;

•	FOR the ratification of the independent registered public accounting firm;

•	FOR approval of our executive compensation;

•	FOR the proposal to amend our ESPP;

•	AGAINST the stockholder proposal regarding disclosure of political contributions; and

•	AGAINST the stockholder proposal regarding a policy on acceleration of vesting of equity awards in the event of a change in control.

If you give us your proxy, any other matters that may properly come before the meeting will be voted at the discretion of the proxy holders.

Attending in Person	Only stockholders, their proxy holders and our invited guests may attend the meeting. If you plan to attend, please bring identification and, if you hold shares in street name, bring your bank or broker statement showing your beneficial ownership of Waste Management stock in order to be admitted to the meeting. If you are planning to attend our annual meeting and require directions to the meeting, please contact our Corporate Secretary at 713-512-6200.

The only items that will be discussed at this year’s annual meeting will be the items set out in the Notice. There will be no presentations.

Stockholder Proposals for the 2016 Annual Meeting	Eligible stockholders who want to have proposals considered for inclusion in the Proxy Statement for our 2016 Annual Meeting should notify our Corporate Secretary at Waste Management, Inc., 1001 Fannin Street, Suite 4000, Houston, Texas 77002. The written proposal must be received at our offices no later than November 27, 2015 and no earlier than October 28, 2015. A stockholder must have been the registered or beneficial owner of (a) at least 1% of our outstanding Common Stock or (b) shares of our Common Stock with a market value of $2,000 for at least one year before submitting the proposal. Also, the stockholder must continue to own the stock through the date of the 2016 Annual Meeting.

Expenses of Solicitation	We pay the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited personally, by Internet or telephone, or by Waste Management officers and employees without additional compensation. We pay all costs of solicitation, including certain expenses of brokers and nominees who mail proxy materials to their customers or principals. Also, Innisfree M&A Incorporated has been hired to help in the solicitation of proxies for the 2015 Annual Meeting for a fee of approximately $15,000 plus associated costs and expenses.

Annual Report	A copy of our Annual Report on Form 10-K for the year ended December 31, 2014, which includes our financial statements for fiscal year 2014, is included with this Proxy Statement. The Annual Report on Form 10-K is not incorporated by reference into this Proxy Statement or deemed to be a part of the materials for the solicitation of proxies.

Householding Information	We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Proxy Statement and Annual Report unless we are notified that one or more of these individuals wishes to receive separate copies. This procedure helps reduce our printing costs and postage fees.

If you wish to receive a separate copy of this Proxy Statement and the Annual Report, please contact: Waste Management, Inc., Corporate Secretary, 1001 Fannin Street, Suite 4000, Houston, Texas 77002, telephone 713-512-6200.

If you do not wish to participate in householding in the future, and prefer to receive separate copies of the proxy materials, please contact: Broadridge Financial Solutions, Attention Householding Department, 51 Mercedes Way, Edgewood, NY 11717, telephone 1-800-542-1061. If you are currently receiving multiple copies of proxy materials and wish to receive only one copy for your household, please contact Broadridge.

BOARD OF DIRECTORS

Our Board of Directors currently has nine members. Each member of our Board is elected annually. Mr. Reum is the Non-Executive Chairman of the Board and presides over all meetings of the Board, including executive sessions that only non-employee directors attend.

Stockholders and interested parties wishing to communicate with the Board or the non-employee directors should address their communications to Mr. W. Robert Reum, Non-Executive Chairman of the Board, c/o Waste Management, Inc., P.O. Box 53569, Houston, Texas 77052-3569.

Leadership Structure

We separated the roles of Chairman of the Board and Chief Executive Officer at our Company in 2004. We believe that having a Non-Executive Chairman of the Board is in the best interests of the Company and stockholders. Over the past several years, the demands made on boards of directors have been increasing. This is in large part due to increased regulation under federal securities laws, national stock exchange rules and other federal and state regulatory changes. Market challenges and changing economic conditions have also increased the demands made on boards of directors. The Non-Executive Chairman’s responsibilities include leading full Board meetings and executive sessions and managing the Board function. The Board named Mr. Reum Chairman of the Board effective January 1, 2012, due to his tenure with, and experience and understanding of, the Company, as well as his experience on public company boards of directors.

The separation of the positions allows Mr. Reum to focus on management of Board matters and allows our Chief Executive Officer to focus his attention on managing our business. Additionally, we believe the separation of those roles contributes to the independence of the Board in its oversight role of critiquing and assessing the Chief Executive Officer and management generally.

Role in Risk Oversight

Our executive officers have the primary responsibility for risk management within our Company. Our Board of Directors oversees risk management to ensure that the processes designed and implemented by our executives are adapted to and integrated with the Company’s strategy and functioning as directed. The primary means by which the Board oversees our risk management structures and policies is through its regular communications with management and our enterprise risk management process. The Company believes that its leadership structure is conducive to comprehensive risk management practices and that the Board’s involvement is appropriate to ensure effective oversight.

The Company has an enterprise risk management, or ERM, process that is coordinated by an ERM Committee consisting of our Chief Financial Officer, Chief Operating Officer, Chief Legal Officer and head of Internal Audit. The ERM process begins with identification of the Company’s programs and processes related to risk management and the individuals responsible for them through use of a risk assessment survey completed by senior personnel. The survey requests information regarding perceived risks to the Company, with follow-up interviews with members of senior management to review any gaps between their and their direct reports’ responses.

For 2015, we interviewed the Company’s Senior Leadership team and additional members of senior management to capture their insight on the strategic risks that could affect our ability to execute against our strategy, as well as the more long-term risk landscape and the potential effect of such risks on the viability of the business. As a result of this process, we have grouped our risk focus across the following areas:

•	Environmental and Regulatory Developments;

•	Information Security and Technology;

•	Safety; and

•	Operational Risk Management.

The enterprise risk management program and process continue to evolve with enhancements made annually. Board members are polled to collect their thoughts on significant risks facing the Company and how the reporting format should be revised to improve management’s communication of enterprise risks to the Board. We assign champions across the aforementioned areas that will work with the ERM Committee to establish a more comprehensive risk mitigation strategy. In addition, external stakeholders will continue to be interviewed to gather their views on risks that they perceive could have a significant impact on the Company or the industry. The ERM Committee will review the assessment of the risks in each area and the proposed mitigation strategy and determine what adjustments, additions, or changes are appropriate.

The Board of Directors and its committees meet in person approximately six times a year, including one meeting that is dedicated specifically to strategic planning, and regular updates are given to the Board of Directors on all Company risks. At each of these meetings, our President and Chief Executive Officer; Chief Financial Officer; and Chief Legal Officer are asked to report to the Board and, when appropriate, specific committees. Additionally, other members of management and employees are requested to attend meetings and present information, including those responsible for our Internal Audit, Environmental Audit, Business Ethics and Compliance, Human Resources, Government Affairs, Information Technology, Risk Management, Safety and Accounting functions.

One of the purposes of these presentations is to provide direct communication between members of the Board and members of management; the presentations provide members of the Board with the information necessary to understand the risk profile of the Company, including information regarding the specific risk environment, exposures affecting the Company’s operations and the Company’s plans to address such risks. In addition to information regarding general updates to the Company’s operational and financial condition, management reports to the Board on a number of specific issues meant to inform the Board about the Company’s outlook and forecasts, and any impediments to meeting those or its pre-defined strategies generally. These direct communications between management and the Board of Directors allow the Board to assess management’s evaluation and management of the risks of the Company.

Management is encouraged to communicate with the Board of Directors with respect to extraordinary risk issues or developments that may require more immediate attention between regularly scheduled Board meetings. Mr. Reum, as Non-Executive Chairman, facilitates communications with the Board of Directors as a whole and is integral in initiating the discussions among the independent Board members necessary to ensure management is adequately evaluating and managing the Company’s risks. These intra-Board communications are essential in its oversight function. Additionally, all members of the Board are invited to attend all committee meetings, regardless of whether the individual sits on the specific committee, and committee chairs report to the full Board. These practices ensure that all issues affecting the Company are considered in relation to each other; and by doing so, risks that affect one aspect of our Company can be taken into consideration when considering other risks.

In addition, the Audit Committee is responsible for ensuring that an effective risk assessment process is in place, and quarterly reports are made to the Audit Committee on all financial and compliance risks in accordance with New York Stock Exchange requirements.

Independence of Board Members

The Board of Directors has determined that each of the following eight non-employee director candidates is independent in accordance with the New York Stock Exchange listing standards:

Bradbury H. Anderson

Frank M. Clark, Jr.

Andrés R. Gluski

Patrick W. Gross

Victoria M. Holt

John C. Pope

W. Robert Reum

Thomas H. Weidemeyer

Mr. Steiner is an employee of the Company and, as such, is not considered an “independent” director.

To assist the Board in determining independence, the Board of Directors adopted categorical standards of director independence, which meet or exceed the requirements of the New York Stock Exchange. These standards specify certain relationships that are prohibited in order for the non-employee director to be deemed independent. In addition to these categorical standards, our Board makes a subjective determination of independence considering relevant facts and circumstances. The Board reviewed all commercial and non-profit affiliations of each non-employee director and the dollar amount of all transactions between the Company and each entity with which a non-employee director is affiliated to determine independence. These transactions included the Company, through its subsidiaries, providing waste management services in the ordinary course of business and the Company’s subsidiaries purchasing goods and services in the ordinary course of business. The categorical standards our Board uses in determining independence are included in our Corporate Governance Guidelines, which can be found on our website. The Board has determined that each non-employee director candidate meets these categorical standards and that there are no other relationships that would affect independence.

Meetings and Board Committees

Last year the Board held seven meetings and each committee of the Board met independently as set forth below. Each director attended at least 75% of the meetings of the Board and the committees on which he or she served. In addition, all directors attended the 2014 Annual Meeting of Stockholders, with the exception of Mr. Gross who had an unavoidable schedule conflict. Although we do not have a formal policy regarding director attendance at annual meetings, it has been longstanding practice that all directors attend unless there are unavoidable schedule conflicts or unforeseen circumstances.

The Board appoints committees to help carry out its duties. In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board, and all members of the Board are invited to attend all committee meetings. The Board has three separate standing committees: the Audit Committee; the Management Development and Compensation Committee (the “MD&C Committee”); and the Nominating and Governance Committee. Additionally, the Board has the power to appoint additional committees, as it deems necessary. In 2006, the Board appointed a Special Committee, as described below.

The Audit Committee

Mr. Gross has been the Chairman of our Audit Committee since May 2010. The other members of our Audit Committee are Ms. Holt and Messrs. Clark, Reum, Weidemeyer and Gluski. (Mr. Gluski was appointed on February 23, 2015, after the filing of our Annual Report on Form 10-K.) Each member of our Audit Committee satisfies the additional New York Stock Exchange independence standards for audit committees set forth in Section 10A of the Securities Exchange Act of 1934, as amended. Our Audit Committee held nine meetings in 2014.

Our Board of Directors has determined that Mr. Gross and each of Ms. Holt and Messrs. Clark, Gluski and Reum are Audit Committee financial experts as defined by the SEC based on a thorough review of their education and financial and public company experience.

Mr. Gross was a founder of American Management Systems where he was principal executive officer for over 30 years. Since 2001, he has served as Chairman of The Lovell Group, a private investment and advisory firm. Mr. Gross holds an MBA from the Stanford University Graduate School of Business, a master’s degree in engineering science from the University of Michigan and a bachelor’s degree in engineering science from Rensselaer Polytechnic Institute.

Ms. Holt has served as President and Chief Executive Officer of Proto Labs, Inc. since February 2014 and was President and Chief Executive of Spartech Corporation from September 2010 to March 2013. Prior to joining Spartech, she served as Senior Vice President of PPG Industries for over five years. Ms. Holt holds an MBA from Pace University and a bachelor’s degree in chemistry from Duke University.

Mr. Clark served as Chairman and Chief Executive Officer of ComEd from November 2005 to February 2012 and President of ComEd from 2001 to 2005. Mr. Clark holds an LLB from DePaul University College of Law and a BBA from DePaul University.

Mr. Gluski has served as President and Chief Executive Officer of The AES Corporation since 2011 and was Executive Vice President and Chief Operating Officer of The AES Corporation from 2007 to 2011. Mr. Gluski is a graduate of Wake Forest University and holds an MA and PhD in Economics from the University of Virginia.

Mr. Reum has served as Chairman, President and Chief Executive Officer of Amsted Industries Incorporated since March 2001. He also served as Chairman, President and CEO of a public diversified metal products company for many years. Mr. Reum holds an MBA from Harvard University, a JD from The University of Michigan Law School and a bachelor’s degree from Yale University.

The Audit Committee’s duties are set forth in a written charter that was approved by the Board of Directors. A copy of the charter can be found on our website. The Audit Committee generally is responsible for overseeing all matters relating to our financial statements and reporting, internal audit function and independent auditors. As part of its function, the Audit Committee reports the results of all of its reviews to the full Board. In fulfilling its duties, the Audit Committee, has the following responsibilities:

Administrative Responsibilities

•	Report to the Board, at least annually, all public company audit committee memberships by members of the Audit Committee;

•	Perform an annual review of its performance relative to its charter and report the results of its evaluation to the full Board; and

•	Adopt an orientation program for new Audit Committee members.

Independent Auditor

•	Engage an independent auditor, determine the auditor’s compensation and replace the auditor if necessary;

•	Review the independence of the independent auditor and establish our policies for hiring current or former employees of the independent auditor;

•	Evaluate the lead partner of our independent audit team and review a report, at least annually, describing the independent auditor’s internal control procedures; and

•	Pre-approve all services, including non-audit engagements, provided by the independent auditor.

Internal Audit

•	Review the plans, staffing, reports and activities of the internal auditors; and

•	Review and establish procedures for receiving, retaining and handling complaints, including anonymous complaints by our employees, regarding accounting, internal controls and auditing matters.

Financial Statements

•	Review financial statements and Forms 10-K and 10-Q with management and the independent auditor;

•	Review all earnings press releases and discuss with management the type of earnings guidance that we provide to analysts and rating agencies;

•	Discuss with the independent auditor any material changes to our accounting principles and matters required to be communicated by Public Company Accounting Oversight Board (United States) Audit Standard AU Section 380 Communication with Audit Committees;

•	Review our financial reporting, accounting and auditing practices with management, the independent auditor and our internal auditors;

•	Review management’s and the independent auditor’s assessment of the adequacy and effectiveness of internal controls over financial reporting; and

•	Review executive officer certifications related to our reports and filings.

Audit Committee Report

The role of the Audit Committee is, among other things, to oversee the Company’s financial reporting process on behalf of the Board of Directors, to recommend to the Board whether the Company’s financial statements should be included in the Company’s Annual Report on Form 10-K and to select the independent auditor for ratification by stockholders. Company management is responsible for the Company’s financial statements as well as for its financial reporting process, accounting principles and internal controls. The Company’s independent auditors are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States.

The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2014 with management and the independent registered public accounting firm, and has taken the following steps in making its recommendation that the Company’s financial statements be included in its annual report:

•	First, the Audit Committee discussed with Ernst & Young, the Company’s independent registered public accounting firm for fiscal year 2014, those matters required to be discussed by Public Company Accounting Oversight Board (United States) Audit Standard AU Section 380 Communication with Audit Committees, including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process.

•	Second, the Audit Committee discussed with Ernst & Young its independence and received from Ernst & Young a letter concerning independence as required under applicable independence standards for auditors of public companies. This discussion and disclosure helped the Audit Committee in evaluating such independence. The Audit Committee also considered whether the provision of other non-audit services to the Company is compatible with the auditor’s independence.

•	Third, the Audit Committee met periodically with members of management, the internal auditors and Ernst & Young to review and discuss internal controls over financial reporting. Further, the Audit Committee reviewed and discussed management’s report on internal control over financial reporting as of December 31, 2014, as well as Ernst & Young’s report regarding the effectiveness of internal control over financial reporting.

•	Finally, the Audit Committee reviewed and discussed, with the Company’s management and Ernst & Young, the Company’s audited consolidated balance sheet as of December 31, 2014, and consolidated statements of operations, comprehensive income, cash flows and equity for the fiscal year ended December 31, 2014, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosure.

The Committee has also discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans of their respective audits. The Committee meets periodically with both the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls over financial reporting.

The members of the Audit Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving auditing or accounting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by Company management and by the independent registered public accounting firm.

Based on the reviews and discussions explained above (and without other independent verification), the Audit Committee recommended to the Board (and the Board approved) that the Company’s financial statements be included in its annual report for its fiscal year ended December 31, 2014. The Committee has also approved the selection of Ernst & Young as the Company’s independent registered public accounting firm for fiscal year 2015.

The Audit Committee of the Board of Directors

Patrick W. Gross, Chairman

Frank M. Clark, Jr.

Victoria M. Holt

W. Robert Reum

Thomas H. Weidemeyer

The Management Development and Compensation Committee

Mr. Clark has served as the Chairman of our MD&C Committee since May 2011. The other members of the Committee are Ms. Holt and Messrs. Anderson, Gluski, Pope and Reum. Each member of our MD&C Committee is independent in accordance with the rules and regulations of the New York Stock Exchange. The MD&C Committee met six times in 2014.

Our MD&C Committee is responsible for overseeing all of our executive and senior management compensation, as well as developing the Company’s compensation philosophy generally. The MD&C Committee’s written charter, which was approved by the Board of Directors, can be found on our website. In fulfilling its duties, the MD&C Committee has the following responsibilities:

•	Review and establish policies governing the compensation and benefits of all of our executives;

•	Approve the compensation of our senior management and set the bonus plan goals for those individuals;

•	Conduct an annual evaluation of our Chief Executive Officer by all independent directors to set his compensation;

•	Oversee the administration of all of our equity-based incentive plans;

•	Review the results of the stockholder advisory vote on executive compensation and consider any implications of such voting results on the Company’s compensation programs;

•	Recommend to the full Board new Company compensation and benefit plans or changes to our existing plans;

•	Evaluate and recommend to the Board the compensation paid to our non-employee directors;

•	Review the independence of the MD&C Committee’s compensation consultant annually; and

•	Perform an annual review of its performance relative to its charter and report the results of its evaluation to the full Board.

In overseeing compensation matters, the MD&C Committee may delegate authority for day-to-day administration and interpretation of the Company’s plans, including selection of participants, determination of award levels within plan parameters, and approval of award documents, to Company employees. However, the MD&C Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the executive officers. For additional information on the MD&C Committee, see the Compensation Discussion and Analysis beginning on page 22.

Compensation Committee Report

The MD&C Committee has reviewed and discussed the Compensation Discussion and Analysis, beginning on page 22, with management. Based on the review and discussions, the MD&C Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

The Management Development and Compensation

Committee of the Board of Directors

Frank M. Clark, Jr., Chairman

Bradbury H. Anderson

Andrés R. Gluski

Victoria M. Holt

John C. Pope

W. Robert Reum

Compensation Committee Interlocks and Insider Participation

During 2014, Ms. Holt and Messrs. Anderson, Clark, Pope and Reum served on the MD&C Committee. No member of the MD&C Committee was an officer or employee of the Company during 2014; no member of the MD&C Committee is a former officer of the Company; and during 2014, none of our executive officers served as a member of a board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or MD&C Committee.

The Nominating and Governance Committee

Mr. Weidemeyer has served as the Chairman of our Nominating and Governance Committee since May 2011. The other members of the Committee include Messrs. Anderson, Gross, Pope and Reum. Each member of our Nominating and Governance Committee is independent in accordance with the rules and regulations of the New York Stock Exchange. In 2014, the Nominating and Governance Committee met five times.

The Nominating and Governance Committee has a written charter that has been approved by the Board of Directors and can be found on our website. It is the duty of the Nominating and Governance Committee to oversee matters regarding corporate governance. In fulfilling its duties, the Nominating and Governance Committee has the following responsibilities:

•	Review and recommend the composition of our Board, including the nature and duties of each of our committees, in accordance with our Corporate Governance Guidelines;

•	Evaluate the charters of each of the committees and recommend directors to serve as committee chairs;

•	Review individual director’s performance in consultation with the Chairman of the Board and review the overall effectiveness of the Board;

•	Recommend retirement policies for the Board, the terms for directors and the proper ratio of employee directors to outside directors;

•	Perform an annual review of its performance relative to its charter and report the results of its evaluation to the full Board;

•	Review stockholder proposals received for inclusion in the Company’s proxy statement and recommend action to be taken with regard to the proposals to the Board; and

•	Identify and recommend to the Board candidates to fill director vacancies.

Potential director candidates are identified through various methods; the Nominating and Governance Committee welcomes suggestions from directors, members of management, and stockholders. From time to time, the Nominating and Governance Committee uses outside consultants to assist it with identifying potential director candidates. In 2014, the Nominating and Governance Committee retained an outside consultant who identified Mr. Andrés R. Gluski as a potential director candidate. Our Board of Directors elected Mr. Gluski as a member of the Board effective January 1, 2015, and he is a nominee for re-election at the annual meeting. Mr. Gluski was appointed to the Audit Committee and the MD&C Committee at the February 23, 2015 Board of Directors’ meeting.

For all potential candidates, the Nominating and Governance Committee considers all factors it deems relevant, such as a candidate’s personal and professional integrity and sound judgment, business and professional skills and experience, independence, possible conflicts of interest, diversity, and the potential for effectiveness, in conjunction with the other directors, to serve the long-term interests of the stockholders. While there is no formal policy with regard to consideration of diversity in identifying director nominees, the Committee considers diversity in business experience, professional expertise, gender and ethnic background, along with various other factors when evaluating director nominees. The Committee uses a matrix of functional and industry experiences to develop criteria to select candidates. Before being nominated by the Nominating and Governance Committee, director candidates are interviewed by the Chief Executive Officer and a minimum of two members of the Nominating and Governance Committee, including the Non-Executive Chairman of the Board. Additional interviews may include other members of the Board, representatives from senior levels of management and an outside consultant.

The Nominating and Governance Committee will consider all potential nominees on their merits without regard to the source of recommendation. The Nominating and Governance Committee believes that the nominating process will and should continue to involve significant subjective judgments. To suggest a nominee, you should submit your candidate’s name, together with biographical information and his or her written consent to nomination to the Chairman of the Nominating and Governance Committee, Waste Management, Inc., 1001 Fannin Street, Suite 4000, Houston, Texas 77002, between October 28, 2015 and November 27, 2015.

Related Party Transactions

The Board of Directors has adopted a written Related Party Transactions Policy for the review and approval or ratification of related party transactions. Our policy generally defines related party transactions as current or proposed transactions in excess of $120,000 in which (i) the Company is a participant and (ii) any director, executive officer or immediate family member of any director or executive officer has a direct or indirect material interest. In addition, the policy sets forth certain transactions that will not be considered related party transactions, including (i) executive officer compensation and benefit arrangements; (ii) director compensation arrangements; (iii) business travel and expenses, advances and reimbursements in the ordinary course of business; (iv) indemnification payments and advancement of expenses, and payments under directors’ and officers’ indemnification insurance policies; (v) any transaction between the Company and any entity in which a related party has a relationship solely as a director, a less than 5% equity holder, or an employee (other than an executive officer); and (vi) purchases of Company debt securities, provided that the related party has a passive ownership of no more than 2% of the principal amount of any outstanding series. The Nominating and Governance Committee is responsible for overseeing the policy.

All executive officers and directors are required to notify the Chief Legal Officer or the Corporate Secretary as soon as practicable of any proposed transaction that they or their family members are considering entering into that involves the Company. The Chief Legal Officer will determine whether potential transactions or relationships constitute related party transactions that must be referred to the Nominating and Governance Committee.

The Nominating and Governance Committee will review a detailed description of the transaction, including:

•	the terms of the transaction;

•	the business purpose of the transaction;

•	the benefits to the Company and to the relevant related party; and

•	whether the transaction would require a waiver of the Company’s Code of Conduct.

In determining whether to approve a related party transaction, the Nominating and Governance Committee will consider, among other things, whether:

•	the terms of the related party transaction are fair to the Company and such terms would be reasonable in an arms-length transaction;

•	there are business reasons for the Company to enter into the related party transaction;

•	the related party transaction would impair the independence of any non-employee director;

•	the related party transaction would present an improper conflict of interest for any director or executive officer of the Company; and

•	the related party transaction is material to the Company or the individual.

Any member of the Nominating and Governance Committee who has an interest in a transaction presented for consideration will abstain from voting on the related party transaction.

The Nominating and Governance Committee’s consideration of related party transactions and its determination of whether to approve such a transaction are reflected in the minutes of the Nominating and Governance Committee’s meetings. The Company is not aware of any transactions that are required to be disclosed.

Special Committee

The Board of Directors appointed a Special Committee in November 2006 to make determinations regarding the Company’s obligation to provide indemnification when and as may be necessary. The Special Committee consists of Mr. Gross and Mr. Weidemeyer. The Special Committee held no meetings in 2014.

Board of Directors Governing Documents

Stockholders may obtain copies of our Corporate Governance Guidelines, the charters of the Audit Committee, the MD&C Committee, and the Nominating and Governance Committee, and our Code of Conduct free of charge by contacting the Corporate Secretary, c/o Waste Management, Inc., 1001 Fannin Street, Suite 4000, Houston, Texas 77002 or by accessing the “Corporate Governance” section of the “Investor Relations” page on our website at www.wm.com.

Non-Employee Director Compensation

Our non-employee director compensation program consists of equity awards and cash consideration, which is recommended annually by the MD&C Committee with the assistance of an independent third-party consultant, and set by action of the Board of Directors. The Board’s goal in designing directors’ compensation is to provide a competitive package that will enable the Company to attract and retain highly skilled individuals with relevant experience. The compensation also is designed to reward the time and talent required to serve on the board of a company of our size and complexity. The Board seeks to provide sufficient flexibility in the form of compensation delivered to meet the needs of different individuals while ensuring that a substantial portion of directors’ compensation is linked to the long-term success of the Company.

Equity Compensation

Non-employee directors receive an annual grant of shares of Common Stock under the Company’s Stock Incentive Plan. The shares are fully vested at the time of grant; however, non-employee directors are subject to ownership guidelines discussed below. The grant of shares is generally made in two equal installments, and the number of shares issued is based on the market value of our Common Stock on the dates of grant, which historically have been January 15 and July 15 of each year. In February 2014, based on an analysis provided by an independent third-party consultant, the MD&C Committee recommended, and the Board of Directors approved, an increase in the value of the annual stock award granted to non-employee directors from $130,000 to $140,000, effective with the award granted in July 2014. Accordingly, each non-employee director received a grant of Common Stock valued at $65,000 on January 15, 2014 under the 2009 Stock Incentive Plan and a grant of Common Stock valued at $70,000 on July 15, 2014 under the 2014 Stock Incentive Plan. Mr. Reum received an additional grant of Common Stock valued at $100,000 for his service as Non-Executive Chairman of the Board in 2014, which was also made in two equal installments on January 15 and July 15.

Cash Compensation

All non-employee directors receive an annual cash retainer for Board service and additional cash retainers for serving as a committee chair. Directors do not receive meeting fees in addition to the retainers. The cash retainers are generally payable in two equal installments in January and July of each year. In February 2014, based on an analysis provided by an independent third-party consultant, the MD&C Committee recommended, and the Board of Directors approved, an increase in the annual cash retainer from $105,000 to $110,000, effective with the payments made in July 2014. The payments of the retainers are not subject to refund. The table below sets forth the cash retainers for 2014:

Annual Retainer	$107,500
Annual Chair Retainers	$100,000 for Non-Executive Chairman
$25,000 for Audit Committee Chair
$20,000 for MD&C Committee Chair
$15,000 for Nominating and Governance Committee Chair
Other Annual Retainers	$10,000 for Special Committee (Paid only in years when convened; the Special Committee was not convened in 2014.)

Stock Ownership Guidelines for Non-Employee Directors

Our non-employee directors are subject to ownership guidelines that establish a minimum ownership level and require that all net shares received in connection with a stock award, after selling shares to pay all applicable taxes, be held during their tenure as a director and for one year following termination of Board service. The MD&C Committee updated the guidelines in May 2014 to account for the Company’s more recent sustained stock price. The updated guidelines require each director to hold Common Stock or share-based instruments valued at approximately five times the annual cash retainer for non-employee directors based on a $40 stock price. As a result, non-employee directors currently are required to hold 13,500 shares. All of our directors, with the exception of Ms. Holt and Mr. Gluski, have reached their ownership guideline. There is no deadline set for non-employee directors to reach their ownership guideline; however, the MD&C Committee performs regular reviews to confirm all non-employee directors are in compliance or are showing sustained progress toward achievement of their ownership guideline. Additionally, our insider trading policy provides that directors are not permitted to hedge their ownership of Company securities, including trading in options, warrants, puts and calls or similar derivative instruments on any security of the Company or selling any security of the Company “short.”

Director Compensation Table

The table below shows the aggregate cash paid, and stock awards issued, to the non-employee directors in 2014 in accordance with the descriptions set forth above:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Bradbury H. Anderson	107,500	135,000	242,500
Frank M. Clark, Jr.	127,500	135,000	262,500
Patrick W. Gross	132,500	135,000	267,500
Victoria M. Holt	107,500	135,000	242,500
John C. Pope	107,500	135,000	242,500
W. Robert Reum	207,500	235,000	442,500
Thomas H. Weidemeyer	122,500	135,000	257,500

(1)	Amounts in this column represent the grant date fair value of stock awards granted in 2014, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The grant date fair value of the awards is equal to the number of shares issued multiplied by the average of the high and low market price of our Common Stock on each date of grant; there are no assumptions used in the valuation of shares.

ELECTION OF DIRECTORS

(ITEM 1 ON THE PROXY CARD)

The first proposal on the agenda is the election of nine directors to serve until the 2016 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified. The Board has nominated the nine director candidates named below, and recommends that you vote FOR their election. If any nominee is unable or unwilling to serve as a director, which we do not anticipate, the Board, by resolution, may reduce the number of directors that constitute the Board or may choose a substitute. To be elected, a director must receive a majority of the votes cast with respect to that director at the meeting. Our By-laws provide that if the number of shares voted “for” any director nominee does not exceed 50% of the votes cast with respect to that director, he will tender his resignation to the Board of Directors. The Nominating and Governance Committee will then make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken.

The table below shows all of our director nominees; their ages, terms of office on our Board; experience within the past five years; and their qualifications we considered when inviting them to join our Board as well as nominating them for re-election. We believe that, as a general matter, our directors’ past five years of experience gives an indication of the wealth of knowledge and experience these individuals have and that we considered; however, we have also indicated the specific skills and areas of expertise we believe makes each of these individuals a valuable member of our Board.

Director Nominees

Director	Qualifications
Bradbury H. Anderson, 65 Director since 2011

Vice Chairman and Chief Executive Officer — Best Buy Co., Inc. (multinational retailer of technology and entertainment products and services) from 2002 to 2009; President and Chief Operating Officer of Best Buy from 1991 to 2002.

Director of General Mills, Inc. since 2007.

Director of Best Buy Co., Inc. since June 2013.

Director of Carlson Companies, a private company, since July 2009.

Director of LightHaus Logic, Inc., a private corporation, since April 2012.

Mr. Anderson served in the positions of chief executive officer and chief operating officer of a large public retail company for several years, during a customer segmentation transformation, which provided him with extensive knowledge of management and operations of large public companies, including experience implementing customer focused strategies. He also has over 18 years of experience as a member of a public company board of directors.
Frank M. Clark, Jr., 69 Director since 2002

Chairman and Chief Executive Officer — ComEd (energy services company and subsidiary of Exelon Corporation) from November 2005 to February 2012; President — ComEd from 2001 to November 2005.

Executive Vice President and Chief of Staff — Exelon Corporation (public utility holding company) from 2004 to 2005; Senior Vice President — Exelon Corporation from 2001 to 2004.

Director of BMO Financial Corp., a private corporation, since 2005.

Director of Aetna, Inc. since 2006.

Mr. Clark served in executive positions at a large public utility company for over a decade, providing him with extensive experience and knowledge of large company management, operations and business critical functions. He also brings over 12 years of experience as a member of a public company board of directors.

Director	Qualifications
Andrés R. Gluski, 57 Director since January 2015

President and Chief Executive Officer — The AES Corporation (global power company) since 2011;

Chief Operating Officer — The AES Corporation from 2007 to 2011.

Director of The AES Corporation since 2011.

Director of Cliffs Natural Resources from 2011 to 2014.

Mr. Gluski has served in executive positions at a large public company for many years. He has a diverse international and finance background. His experience in managing growth opportunities while focusing on operational innovation and efficiency aligns well with the Company’s strategic vision. He also has experience serving on the board of directors for public companies.
Patrick W. Gross, 70 Director since 2006

Chairman — The Lovell Group (private investment and advisory firm) since October 2001.

Director of Capital One Financial Corporation since 1995.

Director of Liquidity Services, Inc. since 2001.

Director of Career Education Corporation since 2005.

Director of Rosetta Stone, Inc. since 2009.

Director of Taleo Corporation from 2006 to 2012.

Mr. Gross was a founder of American Management Systems, Inc., a global business and information technology firm, where he was principal executive officer for over 30 years. As a result, he has extensive experience in applying information technology and advanced data analytics in global companies. His background, education and board service also provide him with expertise in finance and accounting. He also brings over 30 years of experience serving on the board of directors for public companies.
Victoria M. Holt, 57 Director since 2013

President and Chief Executive Officer — Proto Labs, Inc. (online and technology-enabled quick-turn manufacturer) since February 2014.

President and Chief Executive Officer — Spartech Corporation (a leading producer of plastic sheet, compounds and packaging products) from September 2010 to March 2013.

Senior Vice President, Glass and Fiber Glass, PPG Industries, Inc. (a leading coatings and specialty products company) from May 2005 to September 2010.

Director of Watlow Electric Manufacturing Company, a private corporation, since December 2012.

Director of Spartech Corporation from 2005 to 2013.

Ms. Holt has served in executive positions at public companies for many years, providing her with extensive knowledge about operations, management, logistical requirements and measuring financial performance of large public companies. Her background and education provide her with expertise in applying environmental solutions critical to our Company’s strategy. She also has many years of experience serving on a public company board of directors.

Director	Qualifications
John C. Pope, 65 Non-Executive Chairman of the Board from 2004 through 2011; Director since 1997

Chairman of the Board — PFI Group (private investment firm) since July 1994.

Chairman of the Board — R.R. Donnelley & Sons Company since 2014; Director of R.R. Donnelley & Sons Company, or predecessor companies, since 1996.

Director of Kraft Foods Group, Inc., or predecessor companies, since 2001.

Director of Con-way, Inc., or predecessor companies, since 2003.

Director of Dollar Thrifty Automotive Group, Inc. from 1997 to 2012.

Director of Navistar International Corporation from 2012 to 2013.

Prior to his current service on the boards of multiple major corporations, Mr. Pope served in executive operational and financial positions at large airline companies for almost 20 years, providing him with extensive experience and knowledge of management of large public companies with large-scale logistical challenges, high fixed-cost structure and significant capital requirements. His background, education and board service also provide him with expertise in finance and accounting. Mr. Pope has served on the board of directors for many public companies for over 30 years.
W. Robert Reum, 72 Non-Executive Chairman of the Board since January 2012; Director since 2003
Chairman, President and CEO — Amsted Industries Incorporated (diversified manufacturer for the railroad, vehicular and construction industries) since March 2001.	Mr. Reum has served as the chief executive of a private diversified manufacturing company for 14 years. He also served as Chairman, President and Chief Executive Officer of The Interlake Corporation, a public diversified metal products company, from 1991 to 1999. As a result, he has extensive management experience within a wide range of business functions. Mr. Reum also brings over 20 years of experience serving on the board of directors for public companies.
David P. Steiner, 54 Chief Executive Officer and Director since 2004; President since June 2010

Executive Vice President and Chief Financial Officer from April 2003 to March 2004.

Director of TE Connectivity Ltd. (formerly Tyco Electronics Corporation) since 2007.

Director of FedEx Corporation since 2009.

Mr. Steiner is our President and Chief Executive Officer and, in that capacity, brings extensive knowledge of the details of our Company and its employees, as well as the front-line experiences of running our Company, to his service as a member of our Board. Mr. Steiner also brings his experience serving on the board of directors of other major public companies.

Director	Qualifications
Thomas H. Weidemeyer, 67 Director since 2005

Chief Operating Officer — United Parcel Service, Inc. (package delivery and supply chain services company) from 2001 to 2003; Senior Vice President — United Parcel Service, Inc. from 1994 to 2003.

President, UPS Airlines (UPS owned airline) from 1994 to 2003.

Director of NRG Energy, Inc. since 2003.

Director of The Goodyear Tire & Rubber Company since 2004.

Director of Amsted Industries Incorporated since 2007.

Mr. Weidemeyer served in executive positions at a large public company for several years. His roles encompassed significant operational management responsibility, providing him knowledge and experience in an array of functional areas critical to large public companies, including supply chain and logistics management. Mr. Weidemeyer also has over 13 years of experience serving on the board of directors for public companies.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NINE NOMINEE DIRECTORS.

DIRECTOR AND OFFICER STOCK OWNERSHIP

Our Board of Directors has adopted stock ownership guidelines for our non-employee directors based on the recommendation of the MD&C Committee, as described in Non-Employee Director Compensation on page 13 of this Proxy Statement. Our executive officers, including Mr. Steiner, are also subject to stock ownership guidelines, as described in the Compensation Discussion and Analysis on page 38 of this Proxy Statement.

The Stock Ownership Table below shows the number of shares of Common Stock each director nominee and each executive officer named in the Summary Compensation Table on page 40 beneficially owned as of March 16, 2015, our record date for the annual meeting, as well as the number owned by all directors and executive officers as a group. The table also includes information about stock options currently exercisable or that will become exercisable within 60 days of our record date and phantom stock granted under various compensation and benefit plans. These individuals, both individually and in the aggregate, own less than 1% of our outstanding shares as of the record date.

Security Ownership of Management

Name	Shares of Common Stock Owned(1)	Shares of Common Stock Covered by Exercisable Options(2)	Phantom Stock(3)
Bradbury H. Anderson(4)	14,813	0	0
Frank M. Clark, Jr.	26,464	0	0
Andrés R. Gluski	1,347	0	0
Patrick W. Gross	19,596	0	0
Victoria M. Holt	7,449	0	0
John C. Pope(5)	48,122	0	0
W. Robert Reum	30,686	0	0
Thomas H. Weidemeyer	21,763	0	0
David P. Steiner(6)	783,438	1,344,832	72,634
James E. Trevathan, Jr.	200,555	395,984	0
James C. Fish, Jr.	41,944	93,384	0
Jeff M. Harris	81,309	69,925	0
John J. Morris, Jr.	16,644	28,211	0
Mark A. Weidman(7)	57,912	0	0
David A. Aardsma(8)	50,031	0	3,014
All directors and executive officers as a group (20 persons)(9)	1,529,012	2,030,528	82,402

(1)	The table reports beneficial ownership in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The amounts reported above include 11,811 stock equivalents attributed to Mr. Steiner, 3,542 stock equivalents attributed to Mr. Fish, and 234 stock equivalents attributable to Mr. Weidman, based on their holdings in the Company’s Retirement Savings Plan stock fund.

(2)	The number of options includes options currently exercisable and options that will become exercisable within 60 days of our record date.

(3)	Executive officers may choose a Waste Management stock fund as an investment option under the Company’s 409A Deferral Savings Plan described in the Nonqualified Deferred Compensation table on page 46. Interests in the fund are considered phantom stock because they are equal in value to shares of our Common Stock. Phantom stock receives dividend equivalents, in the form of additional phantom stock, at the same time that holders of shares of Common Stock receive dividends. The value of the phantom stock is paid out, in cash, at a future date selected by the executive. Phantom stock is not considered as equity ownership for SEC disclosure purposes; we have provided supplemental disclosure of phantom stock in this table because it represents an investment risk based on the performance of our Common Stock.

(4)	The number of shares owned by Mr. Anderson includes 100 shares held by his wife.

(5)	The number of shares owned by Mr. Pope includes 435 shares held in trusts for the benefit of his children.

(6)	The number of shares owned by Mr. Steiner includes 343,294 shares held by Steiner Family Holdings, LLC. Mr. Steiner is the sole manager of this company. All of the shares held by Steiner Family Holdings, LLC are pledged as security for a loan.
(7)	Ownership as of December 19, 2014, the date of Mr. Weidman’s departure from the Company.

(8)	Ownership as of October 31, 2014, the date of Mr. Aardsma’s departure from the Company.

(9)	Included in the “All directors and executive officers as a group” are 15,588 stock equivalents attributable to the executive officers’ collective holdings in the Company’s Retirement Savings Plan stock fund.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below shows information for persons known to us to beneficially own more than 5% of our Common Stock based on their filings with the SEC through March 16, 2015.

	Shares Beneficially Owned
Name and Address	Number		Percent(1)
Capital World Investors 333 South Hope Street Los Angeles, CA 90071	42,939,153	(2)	9.4

William H. Gates III One Microsoft Way Redmond, WA 98052	29,894,679	(3)	6.5

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	27,013,916	(4)	5.9

(1)	Percentage is calculated using the number of shares of Common Stock outstanding as of March 16, 2015.

(2)	This information is based on a Schedule 13G/A filed with the SEC on February 13, 2015. Capital World Investors reports that it is deemed to be the beneficial owner of 42,939,153 shares of Common Stock as a result of acting as investment adviser to various investment companies. Capital World Investors disclaims beneficial ownership of all shares.

(3)	This information is based on a Schedule 13G/A filed with the SEC on February 13, 2015. Mr. Gates reports that he has sole voting and dispositive power over 11,261,007 shares of Common Stock held by Cascade Investment, L.L.C., as the sole member of such entity. Additionally, the Schedule 13G/A reports that Mr. Gates and Melinda French Gates share voting and dispositive power over 18,633,672 shares of Common Stock beneficially owned by Bill & Melinda Gates Foundation Trust.

(4)	This information is based on a Schedule 13G/A filed with the SEC on January 30, 2015. BlackRock, Inc. reports that it has sole voting power over 23,228,069 shares of Common Stock and sole dispositive power over 27,013,916 shares of Common Stock beneficially owned.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The federal securities laws require our executive officers and directors to file reports of their holdings and transactions in our Common Stock with the SEC and the New York Stock Exchange. Based on a review of the forms and written representations from our executive officers and directors, we believe that all applicable requirements were complied with in 2014.

EXECUTIVE OFFICERS

The following is a listing of our current executive officers, other than Mr. Steiner, whose personal information is included in the Director Nominees section of this Proxy Statement on page 16, their ages and business experience for the past five years.

Name	Age	Positions Held and Business Experience for Past Five Years
Puneet Bhasin	52

•  Senior Vice President, Corporate Operations since November 2014.

•  Chief Information Officer and Senior Vice President, Technology, Logistics and Customer Service from August 2012 to November 2014.

•  Senior Vice President and Chief Information Officer from December 2009 to August 2012.

Barry H. Caldwell	54	• Senior Vice President — Corporate Affairs and Chief Legal Officer since November 2014. • Senior Vice President — Government Affairs and Corporate Communications from September 2002 to November 2014.
Don P. Carpenter	54	• Vice President and Chief Accounting Officer since August 2012. • Vice President — Tax from May 2002 to August 2012.
James C. Fish, Jr.	52

•  Executive Vice President and Chief Financial Officer since August 2012.

•  Senior Vice President — Eastern Group from June 2011 to August 2012.

•  Area Vice President — Pennsylvania and West Virginia Area from January 2009 to June 2011.

Jeff M. Harris	60	• Senior Vice President — Operations since July 2012. • Senior Vice President — Midwest Group from April 2006 to July 2012. • Area Vice President — Michigan Market Area from April 2000 to April 2006.
John J. Morris, Jr.	45

•  Senior Vice President — Operations since July 2012.

•  Chief Strategy Officer from March 2012 to July 2012.

•  Area Vice President — Greater Mid-Atlantic Area from July 2011 to March 2012.

•  Area Vice President — Waste Management of New Jersey from February 2007 to July 2011.

Devina A. Rankin	39	• Vice President and Treasurer since August 2012. • Assistant Treasurer from June 2010 to August 2012. • Senior Manager of Financial Reporting from July 2007 to June 2010.
Mark E. Schwartz	57	• Senior Vice President — Human Resources since May 2012. • Vice President and Assistant General Counsel — Labor and Employment from December 2000 to May 2012.
James E. Trevathan, Jr.	62

•  Executive Vice President and Chief Operating Officer since July 2012.

•  Executive Vice President — Growth, Innovation and Field Support from June 2011 to July 2012.

•  Senior Vice President — Southern Group from July 2007 to June 2011.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Company’s Compensation Discussion and Analysis provides information about the Company’s executive compensation philosophy and the components of its compensation programs. This includes information about how compensation of the Company’s named executive officers for the fiscal year ended December 31, 2014 fulfilled the compensation philosophy’s goals and was aligned with the Company’s 2014 financial goals and performance. The Compensation Discussion and Analysis helps readers better understand the information found in the Summary Compensation Table and other accompanying tables located in this Proxy Statement.

This Compensation Discussion and Analysis focuses on our executive pay program as it relates to the following executive officers, whom we refer to as the “named executive officers” or “named executives”:

•	Mr. David Steiner – Chief Executive Officer since 2004 and President since June 2010.

•	Mr. James Trevathan – Executive Vice President and Chief Operating Officer since July 2012.

•	Mr. James Fish – Executive Vice President and Chief Financial Officer since August 2012.

•	Mr. Jeff Harris – Senior Vice President – Operations since July 2012.

•	Mr. John Morris – Senior Vice President – Operations since July 2012.

•	Mr. David Aardsma – previously Senior Vice President and Chief Sales and Marketing Officer; in connection with our consolidation and realignment of Corporate functions announced in August 2014, Mr. Aardsma accepted a voluntary separation arrangement.

•	Mr. Mark Weidman – previously President of our subsidiary Wheelabrator Technologies Inc. (“Wheelebrator”); Mr. Weidman’s employment with the Company terminated in December 2014 when we completed the sale of our Wheelabrator business, which provides waste-to-energy services and manages waste-to-energy facilities and independent power production plants.

Executive Summary

The objective of our executive compensation program is to attract, retain, reward and incentivize exceptional, talented employees who will lead the Company in the successful execution of its strategy. The Company seeks to accomplish this goal by designing a compensation program that is supportive of and aligns with the strategy of the Company and the creation of stockholder value, while discouraging excessive risk-taking. The following key structural elements and policies further the objective of our executive compensation program:

•	a substantial portion of executive compensation is linked to Company performance, through annual cash incentive performance criteria and long-term equity-based incentive awards. As a result, our executive compensation program provides for a significant difference in total compensation in periods of above-target Company performance as compared to periods of below-target Company performance. In 2014, our performance-based annual cash incentive and long-term equity-based incentive awards comprised approximately 87% of total target compensation for our President and Chief Executive Officer and approximately 76% of total target compensation for our other currently-serving named executives;

•	at target, approximately 56% of total compensation of our currently-serving named executives (and 69% in the case of our President and Chief Executive Officer) results from long-term equity awards, which aligns executives’ interests with those of stockholders;

•	our total direct compensation opportunities for named executive officers are targeted to fall in a range around the competitive median;

•	performance-based awards include threshold, target and maximum payouts correlating to a range of performance goals and are based on a variety of indicators of performance, which limits risk-taking behavior;

•	performance stock units with a three-year performance period, as well as stock options that vest over a three-year period, link executives’ interests with long-term performance and reduce incentives to maximize performance in any one year;

•	all of our named executive officers are subject to stock ownership requirements, which we believe demonstrates a commitment to, and confidence in, the Company’s long-term prospects;

•	the Company has clawback provisions in its equity award agreements and recent employment agreements, and has adopted a clawback policy applicable to annual incentive compensation, designed to recoup compensation when cause and/or misconduct are found;

•	our executive officer severance policy implemented a limitation on the amount of benefits the Company may provide to its executive officers under severance agreements entered into after the date of such policy; and

•	the Company has adopted a policy that prohibits it from entering into new agreements with executive officers that provide for certain death benefits or tax gross-up payments.

2014 Company Performance and Compensation Results

We recognize that the waste industry is changing, and we believe we are uniquely equipped to meet the challenges of our industry and our customers’ waste management needs, both today and as we work together to envision and create a more sustainable future. As the waste industry leader, we have the expertise necessary to collect and handle our customers’ waste efficiently and responsibly by delivering environmental performance — maximizing resource value, while minimizing environmental impact — so that both our economy and our environment can thrive. Drawing on our resources and experience, we also pursue projects and initiatives that benefit the waste industry, the customers and communities we serve and the environment.

We remain dedicated to providing long-term value to our stockholders by successfully executing our strategy: to know and service our customers better than anyone in our industry, to extract more value from the materials we manage, and to innovate and optimize our business. We plan to accomplish our strategic goals through competitive advantages derived from a “best cost” structure achieved through operational improvements and differentiation in our industry, driven by capitalizing on our extensive, well-placed network of assets. While we will continue to monitor emerging diversion technologies that may generate additional value, our current attention will be on improving existing diversion technologies such as recycling operations. We believe that execution of our strategy will drive continued financial performance and leadership in a dynamic industry.

We began 2014 with a focus on growing earnings and free cash flow, increasing yield and exercising discipline around capital spending and costs, and our officers’ and employees’ execution on these goals translated into strong overall operating results for our Company in 2014. Additionally, we increased the amount we returned to stockholders in 2014 compared to 2013 by increasing our dividend and share repurchases. Our fourth quarter results capitalized on the momentum we built throughout the year, delivering growth in income from operations and income from operations margin in our solid waste business that we expect to continue into 2015. During the fourth quarter, we also completed our previously announced divestiture of our Wheelabrator business for cash proceeds of $1.95 billion, net of cash divested, subject to certain post-closing adjustments, and we intend to use these proceeds in further support of our strategic growth plans to drive long-term stockholder value.

In line with the Company’s financial results, the following is a summary of the 2014 compensation program results:

•	the Company granted a two and a half percent merit increase to base salaries of executive officers in 2014, with additional increases as necessary in limited cases where prompted by competitive market data, internal pay equity considerations and individual performance;

•	Company performance on annual cash incentive performance measures for named executive officers significantly exceeded the target level for two of the three performance measures, weighted at 75% of that total. As a result, each of the named executives received an annual cash incentive payment for fiscal year 2014 equal to 163.8% of target;

•	the Company generated a return on invested capital, for purposes of performance goals associated with half of our performance share units (“PSUs”) granted in 2012, that was slightly above target of 16.30% for the three-year performance period ended December 31, 2014, resulting in a 100.12% payout on these PSUs in shares of Common Stock; and

•	with respect to the remaining half of the PSUs granted in 2012 with a performance period ended December 31, 2014 that were subject to total shareholder return relative to the S&P 500, the performance of the Company’s Common Stock on this measure was above threshold, but slightly below target, resulting in a 93.03% payout on these PSUs in shares of Common Stock.

The 2014 results continue to reinforce our emphasis on performance-based compensation, as we believe the performance criteria underlying our incentive compensation successfully drove the results we were seeking. The MD&C Committee strives to establish performance goals that are challenging, but attainable, and the MD&C Committee remains dedicated to the principle that executive compensation should be substantially linked to Company performance. Accordingly, the compensation of the Company’s executive officers set forth in the Summary Compensation Table of this Proxy Statement evidences our commitment to pay for performance.

Consideration of Stockholder Advisory Vote

The MD&C Committee established the 2014 compensation plan in early 2014, before the stockholder advisory vote on executive compensation in May 2014. However, the MD&C Committee noted the results of the advisory stockholder votes in May 2013, 2012 and 2011, with 97%, 96% and 97%, respectively, of shares present and entitled to vote at the annual meeting voting in favor of the Company’s executive compensation, and has since noted the results of the May 2014 advisory stockholder vote, with 97% of shares present and entitled to vote at the annual meeting voting in favor of the Company’s executive compensation. Accordingly, the results of the stockholder advisory vote have not caused the MD&C Committee to recommend any changes to our compensation practices.

2015 Compensation Program Preview

The MD&C Committee continually reviews our compensation program to ensure that it is clearly aligned with the business strategy and best supports the accomplishment of our goals. The MD&C Committee is pleased with the results that were delivered under the 2014 compensation program design, while recognizing the need to grow our Company while continuing our focus on pricing, capital allocation and cost control. As a result, the MD&C Committee has approved keeping the 2015 annual cash and long-term incentive compensation program design consistent with the 2014 compensation program design. This consistency reinforces the MD&C Committee’s efforts to maintain a compensation program that is straightforward and easy to communicate and understand.

Our Compensation Philosophy for Named Executive Officers

The Company’s compensation philosophy is designed to:

•	Attract and retain exceptional employees through competitive compensation opportunities;

•	Encourage and reward performance through substantial at-risk performance-based compensation, while discouraging excessive risk-taking behavior; and

•	Align our decision makers’ long-term interests with those of our stockholders through emphasis on equity ownership.

Additionally, our compensation philosophy is intended to encourage executives to embrace the Company’s strategy and to lead the Company in setting aspirations that will continue to drive exemplary performance.

With respect to our named executive officers, the MD&C Committee believes that total direct compensation at target should be in a range around the competitive median according to the following:

•	Base salaries should be paid within a range of plus or minus 10% around the competitive median, but attention must be given to individual circumstances, including strategic importance of the named executive’s role, the executive’s experience and individual performance;

•	Target short-term and long-term incentive opportunities should generally be set at the competitive median; and

•	Total direct compensation opportunities should generally be within a range of plus or minus 20% around the competitive median.

Overview of Elements of Our 2014 Compensation Program

Timing	Component	Purpose	Key Features

Current	Base Salary	To attract and retain executives with a competitive level of regular income	Adjustments to base salary primarily consider competitive market data and the executive’s individual performance and responsibilities.

Short-Term Performance Incentive	Annual Cash Incentive	To encourage and reward contributions to our annual financial objectives through performance-based compensation subject to challenging, yet attainable, objective and transparent metrics

Cash incentives are targeted at a percentage of base salary and range from zero to 200% of target based on the following performance measures:

•    Income from Operations Margin – defined as Income from Operations as a percentage of Revenue – motivates executives to control costs and operate efficiently while focusing on yield – weighted 25%;

•    Income from Operations, excluding Depreciation and Amortization – designed to encourage balanced growth and profitability – weighted 25%; and

•    Cost – defined as Operating Expense, less depreciation, depletion and amortization, as a percentage of Net Revenue – designed to support cost control and innovation initiatives – weighted 50%.

The MD&C Committee has discretion to increase or decrease an individual’s payment by up to 25% based on individual performance, but such modifier has never been used to increase a payment to a named executive.

Long-Term Performance Incentives	Performance Share Units	To encourage and reward building long-term stockholder value through successful strategy execution; To retain executives; and To increase stockholder alignment through executives’ stock ownership

Number of shares delivered range from zero to 200% of the initial target grant based on performance over a three-year performance period.

Payout on half of each executive’s PSUs granted in 2014 is dependent on cash flow generation, defined as cash provided by operating activities with certain exclusions, which continues our focus on capital discipline, while also aligning the Company with stockholders’ free cash flow expectations.

Payout on the remaining half of the PSUs granted in 2014 is dependent on total shareholder return (TSR) relative to other companies in the S&P 500 over the three-year performance period.

PSUs earn dividend equivalents that are paid at the end of the performance period based on the number of shares actually awarded.

Recipients can defer the receipt of shares, which are paid out in shares of Common Stock, without interest, at the end of the deferral period.

Stock Options

To support the growth element of the Company’s strategy and encourage and reward stock price appreciation over the long-term;

To retain executives; and

To increase stockholder alignment through executives’ stock ownership

Stock options vest in 25% increments on the first two anniversaries of the date of grant and the remaining 50% vest on the third anniversary.

Exercise price is the average of the high and low market price of our Common Stock on the date of grant.

Stock options have a term of ten years.

Post-Employment and Change-in-Control Compensation.    The compensation our named executives receive post-employment is based on provisions included in individual equity award agreements, retirement plan documents and employment agreements. Our equity award agreements generally provide that an executive forfeits unvested awards if he or she voluntarily terminates employment. We enter into employment agreements with our named executive officers to provide a form of protection for the Company through restrictive covenant provisions. Employment agreements also aid in retention of senior leadership by providing the individual with comfort that he will be treated fairly in the event of a termination not for cause or under a change-in-control situation. The change-in-control provision included in each named executive officer’s agreement requires a double trigger in order to receive any payment in the event of a change-in-control situation. First, a change-in-control must occur, and second, the individual must terminate employment for good reason or the Company must terminate employment without cause within six months prior to or two years following the change-in-control event. Our stock option awards are also subject to double trigger vesting in the event of a change-in-control situation. Performance share units will be paid out in cash on a prorated basis based on actual results achieved through the end of the fiscal quarter prior to a change-in-control. Thereafter, the executive would typically receive a replacement award of restricted stock units in the successor entity. Restricted Stock Units (“RSUs”), which are not routinely a component of our compensation program for named executive officers, vest upon a change-in-control, unless the successor entity converts the awards to equivalent grants in the successor. However, such converted RSU awards will vest in full if the executive is terminated without cause following the change-in-control. We believe providing change-in-control protection encourages our named executives to pursue and facilitate change-in-control transactions that are in the best interests of stockholders while not granting executives an undeserved windfall.

Deferral Plan.    Each of our named executive officers is eligible to participate in our 409A Deferral Savings Plan. The plan was amended and restated effective January 1, 2014 to restrict deferral of base salary and cash incentives to annual amounts in excess of $255,000 (as such amount may be revised under Section 402(a)(17) of the Internal Revenue Code of 1985, as amended, the “Limit”). The plan currently provides that eligible employees may defer for payment at a future date (i) up to 25% of base salary and up to 100% of annual cash incentives payable after the aggregate of such compensation components reaches the Limit; (ii) receipt of any RSUs; and (iii) receipt of any PSUs. The Company match provided under the Deferral Plan is dollar for dollar on the employee’s deferrals, up to 3% of the employee’s aggregate base salary and cash incentives in excess of the Limit, and fifty cents on the dollar on the employee’s deferrals, up to 6% of the employee’s aggregate base salary and cash incentives in excess of the Limit. Additional deferral contributions will not be matched but will be tax-deferred. Amounts deferred under this plan are allocated into accounts that mirror selected investment funds in our 401(k) plan, although the amounts deferred are not actually invested in the funds. In prior years, participants could elect to receive distribution of deferred compensation (i) in a lump sum on a future date on or after termination of employment or retirement or (ii) in annual installments over up to ten years, to begin after any future date or age specified by the employee. Under the amended and restated plan, participating employees generally can elect to receive distributions commencing six months after the employee leaves the Company in the form of annual installments or a lump sum payment. We believe that providing a program that allows and encourages planning for retirement is a key factor in our ability to attract and retain talent. Additional details on the plan can be found in the Nonqualified Deferred Compensation table and the footnotes to the table on page 46.

Perquisites.    The Company permits the President and Chief Executive Officer to use the Company’s aircraft for business and personal travel whenever reasonably possible; provided, however, that personal use of the Company aircraft attributed to him that results in incremental cost to the Company shall not exceed 90 hours during any calendar year without approval from the Chairman of the MD&C Committee. Use of the Company’s aircraft is permitted for other employees’ personal use only with Chief Executive Officer approval in special circumstances, which seldom occurs. The value of our named executives’ personal use of the Company’s airplanes is treated as taxable income to the respective executive in accordance with IRS regulations using the Standard Industry Fare Level formula. This is a different amount than we disclose in the Summary Compensation Table, which is based on the SEC requirement to report the incremental cost to us of their use.

We also reimburse the cost of physical examinations for our senior executives, as we believe it is beneficial to the Company to facilitate its executives receiving preventive healthcare. Other than as described in this section, we have eliminated all perquisites for our named executive officers.

How Named Executive Officer Compensation Decisions are Made

The MD&C Committee meets several times each year to perform its responsibilities as delegated by the Board of Directors and as set forth in the MD&C Committee’s charter. These responsibilities include evaluating and approving the Company’s compensation philosophy, policies, plans and programs for our named executive officers.

In the performance of its duties, the MD&C Committee regularly reviews the total compensation, including the base salary, target annual cash incentive award opportunities, long-term incentive award opportunities and other benefits, including potential severance payments for each of our named executive officers. At a regularly scheduled meeting each year, the MD&C Committee reviews our named executives’ total compensation and compares that compensation to the competitive market, as discussed below. In the first quarter of each year, the MD&C Committee meets to determine salary increases, if any, for the named executive officers; verifies the results of the Company’s performance for annual cash incentive and performance share unit calculations; reviews the individual annual cash incentive targets for the current year as a percent of base salary for each of the named executive officers; and makes decisions on granting long-term equity awards.

Compensation Consultant.    The MD&C Committee uses several resources in its analysis of the appropriate compensation for the named executive officers. The MD&C Committee selects and employs an independent consultant to provide advice relating to market and general compensation trends. The MD&C Committee also uses the services of its independent consultant for data gathering and analyses. The MD&C Committee has retained Frederic W. Cook & Co., Inc. as its independent consultant since 2002. The Company makes regular payments to Frederic W. Cook for its services around executive compensation, including meeting preparation and attendance, advice, and best practice information, as well as competitive data. Information about such payments is submitted to the chair of the MD&C Committee.

In addition to services related to executive compensation, Frederic W. Cook also provides the MD&C Committee information and advice with respect to compensation of the independent directors. Frederic W. Cook has no other business relationships with the Company and receives no other payments from the Company. The MD&C Committee adopted a charter provision requiring that it consider the independence of any compensation consultants it uses for executive compensation matters. The MD&C Committee has considered the independence of Frederic W. Cook in light of SEC rules and New York Stock Exchange listing standards. In connection with this process, the MD&C Committee has reviewed, among other items, a letter from Frederic W. Cook addressing the independence of Frederic W. Cook and the members of the consulting team serving the MD&C Committee, including the following factors: (i) other services provided to us by Frederic W. Cook, (ii) fees paid by us as a percentage of Frederic W. Cook’s total revenue, (iii) policies or procedures of Frederic W. Cook that are designed to prevent conflicts of interest, (iv) any business or personal relationships between the senior advisor of the consulting team with a member of the MD&C Committee, (v) any Company stock owned by the senior advisor or any member of his immediate family, and (vi) any business or personal relationships between our executive officers and the senior advisor. The MD&C Committee discussed these considerations and concluded that the work performed by Frederic W. Cook and its senior advisor involved in the engagement did not raise any conflict of interest.

Role of CEO and Human Resources.    Mr. Steiner contributes to compensation determinations by assessing the performance of the other named executive officers and providing these assessments with recommendations to the MD&C Committee. Personnel within the Company’s Human Resources Department assist the MD&C Committee by working with the independent consultant to provide information requested by the MD&C Committee and assisting it in designing and administering the Company’s incentive programs.

Peer Company Comparisons.    The MD&C Committee uses compensation information of comparison groups of companies to gauge the competitive market, which is relevant for attracting and retaining key talent and for ensuring that the Company’s compensation practices are aligned with prevalent practices. For purposes of establishing the 2014 executive compensation program, the MD&C Committee considered a competitive analysis of total direct compensation levels and compensation mixes for our executive officers during the second half of 2013, using information from:

•	Size-adjusted median compensation data from two general industry surveys in which management annually participates; the Aon Hewitt 2013 Total Compensation Measurement (TCM) survey and the Towers Watson 2013 Compensation Data Bank (CDB) survey. The AonHewitt TCM survey includes over 450 companies ranging in size from $100 million to over $100 billion in annual revenue. The Towers Watson CDB survey includes over 440 organizations ranging in size from $100 million to over $100 billion in annual revenue. Data selected from these surveys is scoped based on Company revenue; and

•	Median compensation data from a comparison group of 19 publicly traded U.S. companies, described below.

The comparison group of companies is initially recommended by the independent consultant prior to the actual data gathering process, with input from management and the MD&C Committee. The composition of the group is evaluated and a final comparison group of companies is approved by the MD&C Committee each year. The selection process for the comparison group begins with all companies in the Standard & Poor’s North American database that are publicly traded U.S. companies in 15 different Global Industry Classifications. These industry classifications are meant to provide a collection of companies in industries that share similar characteristics with Waste Management. The companies are then limited to those with at least $5 billion in annual revenue to ensure appropriate comparisons, and further narrowed by choosing those with asset intensive domestic operations, as well as those focusing on transportation and logistics. Companies with these characteristics are chosen because the MD&C Committee believes that it is appropriate to compare our executives’ compensation with executives that have similar responsibilities and challenges at other companies. Prior to establishing compensation for 2014, the MD&C Committee received a statistical analysis of the growth profile, profitability profile, size and shareholder return of all companies in the comparison group to verify that the Company is appropriately positioned versus the comparison group. The comparison group used for consideration of 2014 compensation follows, including the Company’s composite percentile ranking among the companies in the comparison group based on statistical measures. For purposes of this table, “size” is based on numerous factors as of December 31, 2012; “profitability” and “growth” are based on numerous factors measured over a one-year period and three-year period ended December 31, 2012; and “TSR” is based on the companies’ average TSR percentile ranking for a one-year period and three year-period as of December 31, 2012. This table is provided to reflect how the MD&C Committee confirmed that the Company was appropriately positioned within its peer group for purposes of establishing 2014 compensation during 2013; as a result, the information that follows does not reflect the Company’s performance for 2013 or 2014.

Company Name	Composite Percentile Rank
	Size	Profitability	Growth	TSR
American Electric Power	60%	36%	25%	61%
Avis Budget	14%	23%	69%	94%
Baker Hughes	65%	44%	60%	6%
C.H. Robinson WW	13%	72%	60%	22%
CSX	61%	73%	52%	36%
Entergy	40%	40%	10%	6%
Fedex	76%	54%	78%	42%
Grainger (WW)	21%	73%	56%	78%
Halliburton	80%	80%	60%	36%
Hertz Global	28%	6%	72%	78%
Nextera Energy	67%	54%	22%	78%
Norfolk Southern	56%	68%	48%	25%
Republic Services	32%	26%	24%	42%
Ryder System	9%	23%	62%	42%
Southern	76%	60%	37%	58%
Southwest Airlines	38%	16%	94%	44%
Sysco	52%	64%	33%	56%
Union Pacific	87%	83%	69%	92%
UPS	76%	55%	32%	56%
Waste Management	46%	44%	18%	34%

For purposes of each of the currently-serving named executives, the general industry data and the comparison group data are blended when composing the competitive analysis, when possible, such that the combined general industry data and the comparison group are each weighted 50%. Competitive compensation analysis for the other executive officers consists only of an average of size-adjusted median general industry survey data. The competitive analysis showed that 2014 total direct compensation opportunities were near the median for our President and Chief Executive Officer and did not exceed the median for our other named executive officers. For competitive comparisons, the MD&C Committee has determined that total direct compensation packages for our named executive officers within a range of plus or minus 20% of the median total compensation of the competitive analysis is appropriate. In making these determinations, total direct compensation consists of base salary, target annual cash incentive, and the annualized grant date fair value of long-term equity incentive awards.

Allocation of Compensation Elements and Tally Sheets.    The MD&C Committee considers the forms in which total compensation will be paid to executive officers and seeks to achieve an appropriate balance between base salary, annual cash incentive compensation and long-term incentive compensation. The MD&C Committee determines the size of each element based primarily on comparison group data and individual and Company performance. The percentage of compensation that is contingent on achievement of performance criteria typically increases in correlation to an executive officer’s responsibilities within the Company, with performance-based incentive compensation making up a greater percentage of total compensation for our most senior executive officers. Additionally, as an executive becomes more senior, a greater percentage of the executive’s compensation shifts away from short-term to long-term incentive awards.

The MD&C Committee uses tally sheets to review the compensation of our named executive officers, which show the cumulative impact of all elements of compensation. These tally sheets include detailed information and dollar amounts for each component of compensation, the value of all equity held by each named executive, and the value of welfare and retirement benefits and severance payments. Tally sheets provide the MD&C Committee with the relevant information necessary to determine whether the balance between long-term and short-term compensation, as well as fixed and variable compensation, is consistent with the overall compensation philosophy of the Company. This information is also useful in the MD&C Committee’s analysis of whether total direct compensation provides a compensation package that is appropriate and competitive. Tally sheets are provided annually to the full Board of Directors.

The following charts display the allocation of total 2014 compensation among base salary, annual cash incentive at target and long-term incentives at target for (a) our President and Chief Executive Officer and (b) our other currently-serving named executives, on average. These charts reflect the MD&C Committee’s 2014 desired total mix of target compensation for named executives, which includes 56% of total compensation derived from long-term equity awards, while long-term equity awards comprise 69% of Mr. Steiner’s total compensation. These charts also reflect that approximately 87% of Mr. Steiner’s target total compensation opportunities awarded in 2014 were performance-based, while approximately 76% of the target total compensation for the other currently-serving named executives was performance-based. We consider stock options granted under our long-term incentive plan to be performance-based because their value will increase as the market value of our Common Stock increases.

President and Chief Executive Officer	Other Named Executives (currently serving, on average)

Internal Pay Equity.    The MD&C Committee considers the differentials between compensation of the named executive officers. The MD&C Committee also reviews compensation comparisons between the President and Chief Executive Officer and the other executive officers, while recognizing the additional responsibilities of the President and Chief Executive Officer and that such differentials will increase in periods of above-target performance and decrease in times of below-target performance. Based on these considerations, the MD&C Committee confirms that the compensation paid to the President and Chief Executive Officer is reasonable compared to that of the other executive officers.

Policy on Calculation Adjustments.    In 2014, the MD&C Committee adopted a policy on calculation adjustments that affect payouts under annual and long-term incentive awards. Consistent with past practice, the MD&C Committee reserves the right to adjust the results on performance measures used to determine annual and long-term incentive plan payouts in order to eliminate the distorting effect of certain items. Such adjustments are intended to align award payments with the underlying performance of the business; avoid volatile, artificial inflation or deflation of awards due to unusual items in either the award year or the previous comparator year; and eliminate counterproductive incentives to pursue short-term gains and protect current incentive opportunities. To ensure the integrity of the adjustments, the MD&C Committee has adopted guidelines that are generally consistent with the Company’s guidelines for reporting adjusted non-GAAP earnings to the investment community, while retaining discretion to evaluate all adjustments, both income and expense, as circumstances warrant. Additionally, the MD&C Committee has determined that potential adjustments arising from a single transaction or event generally should be disregarded unless, taken together, they change the calculated award payout by at least five percent.

Tax and Accounting Matters.    Section 162(m) of the Internal Revenue Code of 1985, as amended (“Code Section 162(m)”), denies a compensation deduction for federal income tax purposes for certain compensation in excess of $1 million per person paid in any year to our President and Chief Executive Officer and our other three highest paid executives. “Performance-based” compensation meeting specified standards is deductible without regard to the $1 million cap. We design our compensation plans to be tax efficient for the Company where possible. However, our MD&C Committee reserves the right to structure the compensation of our executive officers without regard for whether the compensation is fully deductible if, in the MD&C Committee’s judgment, it is in the best interests of the Company and stockholders to do so.

The annual cash incentive plan is intended to comply with the performance-based compensation exemption under Code Section 162(m) by allowing the MD&C Committee to set performance criteria for payments, which may not exceed the predetermined amount of 0.5% of the Company’s pre-tax income from operations per participant. Our performance share unit awards are also intended to meet the qualified performance-based compensation exception under Code Section 162(m). The annual cash incentive plan has historically been used to grant executives’ annual cash incentive award; however, our President and Chief Executive Officer’s annual cash incentive award granted in 2014 was made pursuant to the 2009 Stock Incentive Plan.

Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), generally provides that any deferred compensation arrangement which does not meet specific requirements will result in immediate taxation of any amounts deferred to the extent not subject to a substantial risk of forfeiture. In general, to avoid a Code Section 409A violation, amounts deferred may only be paid out on separation from service, disability, death, a specified time or fixed schedule, a change-in-control or an unforeseen emergency. Furthermore, the election to defer generally must be made in the calendar year prior to performance of services. We intend to structure all of our compensation arrangements, including our Deferral Plan, in a manner that complies with or is exempt from Code Section 409A.

We account for stock-based payments, including stock options and PSUs, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation. The MD&C Committee takes into consideration the accounting treatment under ASC Topic 718 when determining the form and amount of annual long-term equity incentive awards. However, because our long-term equity incentive awards are based on a target dollar value established prior to grant (described in further detail under “Named Executives’ 2014 Compensation Program and Results — Long-Term Equity Incentives”), this “value” will differ from the grant date fair value of awards calculated pursuant to ASC Topic 718.

Risk Assessment.    The MD&C Committee uses the structural elements set forth in the Executive Summary earlier to establish compensation that will provide sufficient incentives for named executive officers to drive results while avoiding unnecessary or excessive risk taking that could harm the long-term value of the Company. During 2014, the MD&C Committee reviewed the Company’s compensation policies and practices and the assessment and analysis of related risk conducted by the independent compensation consultant. Based on this review and analysis, the MD&C Committee and the independent compensation consultant concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Consideration of Stockholder Advisory Vote on Executive Compensation.    The MD&C Committee reviews the results of the stockholder advisory vote on executive compensation and considers any implications of such voting results on the Company’s compensation programs. In light of the very high percentage of shares present and entitled to vote at the annual meeting voting in favor of the Company’s executive compensation the past four years, the results of the stockholder advisory votes have not caused the MD&C Committee to recommend any changes to our compensation practices.

Departure of Mr. Weidman.    At the end of 2013, the Company recognized certain strategic divestiture opportunities with respect to its waste-to-energy assets and investments, and the Company concluded that retention of Mr. Weidman, President of Wheelabrator since 2006, would be integral to the successful execution of such divestitures. Accordingly, the Company entered into amendments to Mr. Weidman’s employment agreement to motivate Mr. Weidman to facilitate attractive divestitures and for retention purposes.

In connection with such amendments, Mr. Weidman received a cash payment of $1 million in 2014 for his performance in connection with a successful sale of our investment in Shanghai Environment Group, a joint venture that operated and managed waste-to-energy and other waste services in the Chinese market.

Also in connection with such amendments and the Company’s desire to divest substantially all of the stock or assets of Wheelabrator and its subsidiaries, Mr. Weidman received a retention bonus of $500,000 in 2014 for continuing his employment for a required period. On December 19, 2014, the Company announced that it had completed the previously announced sale of Wheelabrator for approximately $1.95 billion. Mr. Weidman’s employment with the Company terminated on December 19, 2014 when Wheelabrator Technologies Inc. ceased to be a subsidiary of the Company. Upon Mr. Weidman’s departure from the Company, he received a payout of his annual cash incentive award, based on estimated actual full year performance achieved, and pro-rated to reflect his date of departure. Mr. Weidman’s outstanding PSUs granted prior to 2014 will be paid out pro-rata, based on actual performance achieved at the end of the applicable performance period. Stock options that had not vested before his departure were forfeited, and PSUs awarded in 2014 were also forfeited. Mr. Weidman’s vested stock options remained exercisable for 90 days after his departure.

Departure of Mr. Aardsma.    In August 2014, we announced a consolidation and realignment of several Corporate functions to better support achievement of the Company’s strategic goals, including cost reduction. In connection with that effort, Mr. Aardsma, former Senior Vice President and Chief Sales and Marketing Officer, accepted a voluntary separation arrangement. Pursuant to his existing employment agreement and equity award agreements, Mr. Aardsma was entitled to continued vesting and exercisability of outstanding stock options for three years following his departure, and his outstanding PSUs will be paid out pro-rata, based on actual performance achieved at the end of the applicable performance period. Additionally, in connection with his execution of a release and undertaking certain post-employment covenants, Mr. Aardsma is entitled to the following payments and benefits: (i) one-half of his annual cash incentive award that would otherwise be paid out, pro-rated to reflect his date of departure; (ii) a severance payment totaling $1,610,203 (comprised of two times his base salary and target annual cash incentive), with half of such amount paid in a lump sum in 2014 and the remaining half to be paid out over a two year period; (iii) 24 months of continued group health and/or dental insurance coverage; and (iv) a cash payment of $25,000 in lieu of continued disability and life insurance coverage.

Named Executives’ 2014 Compensation Program and Results

Base Salary

In the Spring of 2014, the Company granted a two and a half percent increase to base salaries, in line with the Company-wide budget. Certain additional base salary increases were granted to Messrs. Trevathan, Fish and Morris upon consideration of competitive market data, to address internal pay equity and to better reflect the executive’s responsibilities and contributions. The table below shows 2013 base salary, percent increase and 2014 base salary for each of our named executive officers.

Named Executive Officer	2013 Base Salary	Percent Increase	2014 Base Salary
Mr. Steiner	$1,161,325	3.0%	$1,196,165
Mr. Trevathan	$600,000	5.0%	$630,000
Mr. Fish	$515,000	10.0%	$566,500
Mr. Harris	$552,366	2.5%	$566,175
Mr. Morris	$475,000	10.0%	$522,500
Mr. Aardsma	$448,837	2.5%	$460,058
Mr. Weidman	$357,680	2.5%	$366,622

Annual Cash Incentive

•	Annual cash incentives were dependent on the following performance measures: Income from Operations as a percentage of Revenue, or Income from Operations Margin (25%); Income from Operations, excluding Depreciation and Amortization (25%); and Operating Expense, less depreciation, depletion and amortization, as a percentage of Net Revenue, or Cost Measure (50%).

•	Each of the currently-serving named executives received an annual cash incentive payment in March 2015 for fiscal year 2014 equal to 163.8% of target.

The MD&C Committee develops financial performance measures for annual cash incentive awards to drive improvements in business operations, supporting and funding the long-term strategy of the Company. The MD&C Committee found that the Income from Operations Margin performance measure continues to keep the Company focused on cost control, operational improvements and yield. The MD&C Committee reintroduced the Income from Operations, excluding Depreciation and Amortization, performance measure in the 2014 annual cash incentive award design to encourage balanced focus on growth and profitability, replacing the 2013 cash flow measure, which became a long-term incentive performance measure in 2014, discussed further below. Finally, the MD&C Committee refined the Cost Measure for 2014 to focus on operating cost control, after successfully driving reductions in SG&A spending that were the target of the 2013 cost measure. When setting threshold, target and maximum performance measure levels each year, the MD&C Committee looks to the Company’s historical results of operations and analyses and forecasts for the coming year. Specifically, the MD&C Committee considers expected revenue based on analyses of pricing and volume trends, as affected by operational and general economic factors and expected costs. The MD&C Committee believes these financial performance measures support and align with the strategy of the Company and are appropriate indicators of our progress toward the Company’s goals.

The table below details the Company-wide performance measures set by the MD&C Committee for the named executive officers in 2014.

	Threshold Performance (60% Payment)	Target Performance (100% Payment)	Maximum Performance (200% Payment)
Income from Operations Margin	15.1%	15.7%	16.3%
Income from Operations excluding Depreciation & Amortization	$3.41 billion	$3.639 billion	$3.821 billion
Cost Measure	63.5%	62.1% - 62.5%	61.5%

The following table sets forth the Company’s performance achieved on each of the annual cash incentive performance measures and the payout earned on account of such performance.

Income from Operations Margin (weighted 25%)		Income from Operations, excluding Depreciation & Amortization (weighted 25%)		Cost Measure (weighted 50%)		Total Payout Earned (as a percentage of Target)
Actual	Payout Earned	Actual	Payout Earned	Actual	Payout Earned
16.1%	170.9%	$3.549 billion	84.2%	61.0%	200.0%	163.8%

As discussed above, the MD&C Committee has discretion to make adjustments to the performance calculations for unusual or otherwise non-operational matters in line with its policy on calculation adjustments; however, no adjustments were made to the calculation of 2014 annual cash incentive performance measures.

Target annual cash incentives are a specified percentage of the executives’ base salary. The following table shows each named executive’s target percentage of base salary for 2014 and annual cash incentive for 2014 paid in March 2015.

Named Executive Officer	Target Percentage of Base Salary	Annual Cash Incentive For 2014[1]
Mr. Steiner	135	$2,626,505
Mr. Trevathan[2]	90	$918,083
Mr. Fish[2]	90	$816,830
Mr. Harris	75	$691,457
Mr. Morris	75	$627,822
Mr. Aardsma[3]	75	$233,979
Mr. Weidman[4]	60	$375,045

1)	Base salary increases for 2014 were not implemented until Spring of 2014; accordingly, the calculation of annual cash incentive payouts, as a percentage of base salary, was prorated to take account of the named executive’s actual base salary received during 2014.

2)	For 2014, the target percentage of base salary was increased from 85% to 90% for Messrs. Trevathan and Fish. These changes were made to better position the executives around the competitive median and to reflect their contributions.

3)	Mr. Aardsma’s annual cash incentive payment was fixed pursuant to the terms of his Separation and Release Agreement. See “How Named Executive Officer Compensation Decisions are Made — Departure of Mr. Aardsma” above for additional information.

4)	Mr. Weidman’s annual cash incentive payment was calculated and paid out in connection with the divestiture of our Wheelabrator business. See “How Named Executive Officer Compensation Decisions are Made — Departure of Mr. Weidman” above for additional information.

Long-Term Equity Incentives — Our equity awards are designed to hold individuals accountable for long-term decisions by rewarding the success of those decisions. The MD&C Committee continuously evaluates the components of its programs. In determining which forms of equity compensation are appropriate, the MD&C Committee considers whether the awards granted are achieving their purpose; the competitive market; and accounting, tax or other regulatory issues, among others. In determining the appropriate awards for the named executives’ 2014 annual long-term incentive grant, the MD&C Committee decided to grant both PSUs comprising 80% of each named executive’s award and stock options comprising 20% of each named executive’s award. Payout on 50% of each named executives’ PSUs granted in 2014 is dependent on cash flow generation. Payout on the remaining 50% of PSUs granted in 2014 is dependent on total shareholder return relative to the S&P 500. Meanwhile, stock options encourage focus on increasing the market value of our stock. Before determining the actual number of PSUs and stock options that were granted to each of the named executives in 2014, the MD&C Committee established a target dollar amount for each named executive’s annual total long-term equity incentive award. The values chosen were based primarily on the comparison information for the competitive market and an analysis of the named executives’ responsibility for meeting the Company’s strategic objectives. Target dollar amounts for equity incentive awards will vary from grant date fair values calculated for accounting purposes.

Named Executive Officer	Dollar Values of Annual Long-Term Equity Incentives Set by the Committee (at Target)
Mr. Steiner	$6,250,000
Mr. Trevathan	$1,500,000
Mr. Fish	$1,500,000
Mr. Harris	$1,200,000
Mr. Morris	$1,200,000
Mr. Aardsma	$600,000
Mr. Weidman	$421,060

Performance Share Units

•	Named executives were granted new PSUs with a three-year performance period ending December 31, 2016.

•	Payout on 50% of each named executives’ PSUs granted in 2014 is dependent on cash flow generation, and payout on the remaining 50% of PSUs granted in 2014 is dependent on total shareholder return relative to the S&P 500.

•	Named executives received a 100.12% payout in shares of Common Stock with respect to the 50% of the PSUs granted in 2012 with a performance period ended December 31, 2014 that were subject to a return on invested capital performance measure.

•	Named executives received a 93.03% payout in shares of Common Stock with respect to the 50% of the PSUs granted in 2012 with a performance period ended December 31, 2014 that were subject to total shareholder return relative to the S&P 500.

•	With respect to named executives that departed the Company, their payouts on PSUs were pro-rated to their date of departure.

PSUs Granted in 2014.    Performance share units are granted to our named executive officers annually to align compensation with the achievement of our long-term financial goals and to build stock ownership. Performance share units provide an immediate retention value to the Company because there is unvested potential value at the date of grant. The number of PSUs granted to our named executive officers corresponds to an equal number of shares of Common Stock. At the end of the three-year performance period for each grant, the Company will deliver a number of shares ranging from 0% to 200% of the initial number of PSUs granted, depending on the Company’s three-year performance against pre-established targets.

The MD&C Committee determined the number of PSUs that were granted to each of the named executives in 2014 by taking the targeted dollar amounts established for total long-term equity incentives (set forth in the table above) and multiplying by 80%. Those values were then divided by the average of the high and low price of our Common Stock over the 30 trading days preceding the MD&C Committee meeting at which the grants were approved to determine the target number of PSUs granted. The number of PSUs granted in 2014 are shown in the table below.

Named Executive Officer	Number of Performance Share Units
Mr. Steiner	116,280
Mr. Trevathan	27,908
Mr. Fish	27,908
Mr. Harris	22,326
Mr. Morris	22,326
Mr. Aardsma	11,164
Mr. Weidman	7,834

Half of each named executive’s PSUs included in the table set forth above are subject to a cash flow performance measure; whereas, the Company has previously used a return on invested capital (“ROIC”) performance measure for PSUs. Like ROIC, the cash flow measure requires focus on capital discipline, but also strengthens alignment with stockholders’ free cash flow expectations. For purposes of these PSUs, we generally define cash flow as cash provided by operating activities, with the following exclusions: capital expenditures for purposes of internal growth; costs associated with labor disruptions; and strategic acquisition, restructuring, and transformation and reorganization costs. The MD&C Committee retains the right to make additional adjustments to the calculation of cash flow, as discussed previously with regard to its policy on calculation adjustments.

The table below shows the required achievement of the cash flow performance measure and the corresponding potential payouts under our PSUs granted in 2014.

	Threshold		Target		Maximum
	Performance	Payout	Performance	Payout	Performance	Payout
Cash Flow	$3.300 billion	60%	$3.611 billion	100%	$3.922 billion	200%

The remaining half of each named executive’s PSUs are subject to total shareholder return relative to the S&P 500. This measure directly correlates executive compensation with creation of shareholder value. Total shareholder return is calculated as follows: (Common Stock price at end of performance period – Common Stock price at beginning of performance period + dividends during performance period) / Common Stock price at beginning of performance period. The table below shows the required achievement of the total shareholder return performance measure and the corresponding potential payouts under our PSUs granted in 2014.

Total Shareholder Return Relative to the S&P 500
Performance	Payout
75th percentile (Maximum)	200%
50th percentile (Target)	100%
25th percentile (Threshold)	50%

If actual performance falls between performance levels for either of the PSU performance measures, then the number of PSUs earned will be interpolated between the two performance levels, rounded to the nearest 0.1%.

The different performance measure levels are determined based on an analysis of historical performance and current projections and trends. The MD&C Committee uses this analysis and modeling of different scenarios related to items that affect the Company’s performance such as yield, volumes and capital to set the performance measures. As with the consideration of targets for the annual cash incentives, when the MD&C Committee established the cash flow targets, the MD&C Committee carefully considered several material factors affecting the Company for 2014 and beyond, including general economic and market conditions and economic indicators for future periods, to ensure that the cash flow targets align with the Company’s long-range strategic plan.

Payout on PSUs for the Performance Period Ended December 31, 2014.    Half of the PSUs granted in 2012 with the performance period ended December 31, 2014 were subject to an ROIC performance measure, and the remaining half of the PSUs granted in 2012 were subject to total shareholder return relative to the S&P 500. For the performance period ended December 31, 2014, the Company delivered ROIC of 16.302%, which was slightly above target performance of 16.3%; the performance level achieved was 100% of target and yielded a 100.12% payout in shares of Common Stock that were issued in February 2015. For purposes of this performance measure, we generally defined ROIC as net operating profit after taxes divided by capital. With respect to the PSUs with a performance period ended December 31, 2014 that were subject to total shareholder return relative to the S&P 500, the performance of the Company’s Common Stock on this measure translated into a percentile rank relative to the S&P 500 of 46.52%, resulting in a 93.03% payout in shares of Common Stock that were issued in February 2015.

As discussed above, the MD&C Committee has discretion to make adjustments to the performance calculations for unusual or otherwise non-operational matters. In February 2015, the MD&C Committee ratified and approved adjustments to the calculation of ROIC results for 2012 and 2013 that had been approved in prior years, as follows: net operating profit after taxes used in the calculation of results was adjusted to exclude the effects of: (i) adjustment of legal reserves; (ii) changes in ten-year Treasury rates, which are used to discount remediation reserves; (iii) withdrawal from underfunded multiemployer pension plans and labor disruption costs; and (iv) charges related to acquisition and integration, and earnings on account of, the acquired Greenstar and RCI businesses. Capital used in the calculation of results was adjusted to exclude the impact of the purchase price for each of Greenstar and RCI, less associated goodwill. Additionally, stockholders’ equity used in the calculation of capital excludes the impact of prior year tax audit settlements. In line with the MD&C Committee’s policy on calculation adjustments, no adjustments were made to the calculation of ROIC results for 2014.

Stock Options — The MD&C Committee believes use of stock options is appropriate to support the growth element of the Company’s strategy. The grant of options made to the named executive officers in the first quarter of 2014 in connection with the annual grant of long-term equity awards was based on the targeted dollar amounts established for total long-term equity incentives (set forth in the table above) and multiplied by 20%. The actual number of stock options granted was determined by assigning a value to the options using an option pricing model, and dividing the dollar value of target compensation by the value of an option. The resulting number of stock options are shown in the table below.

Named Executive Officer	Number of Options
Mr. Steiner	280,899
Mr. Trevathan	67,416
Mr. Fish	67,416
Mr. Harris	53,933
Mr. Morris	53,933
Mr. Aardsma	26,966
Mr. Weidman	18,924

The stock options will vest in 25% increments on the first two anniversaries of the date of grant and the remaining 50% will vest on the third anniversary. The exercise price of the options is the average of the high and low market price of our Common Stock on the date of grant, and the options have a term of 10 years. See the Grant of Plan-Based Awards in 2014 table below for specific exercise prices. We account for our employee stock options under the fair value method of accounting using a Black-Scholes methodology to measure stock option expense at the date of grant. The fair value of the stock options at the date of grant is amortized to expense over the vesting period less expected forfeitures, except for stock options granted to retirement-eligible employees, for which expense is accelerated over the period that the recipient becomes retirement eligible.

Other Compensation Policies and Practices

Stock Ownership Guidelines and Holding Requirements — All of our named executive officers are subject to stock ownership guidelines. We instituted stock ownership guidelines because we believe that ownership of Company stock demonstrates a commitment to, and confidence in, the Company’s long-term prospects and further aligns employees’ interests with those of our stockholders. We believe that the requirement that these individuals maintain a portion of their individual wealth in the form of Company stock deters actions that would not benefit stockholders generally. Although there is no deadline set for executives to reach their ownership requirements, the MD&C Committee monitors ownership levels to confirm that executives are making sustained progress toward achievement of their ownership guidelines.

Additionally, our stock ownership policy contains holding requirements. Executives with a title of Senior Vice President or higher must hold 100% of all net shares acquired through the Company’s long-term incentive plans for at least one year, and those individuals must continue to hold 100% of all such net shares until the individual’s ownership guideline requirement is achieved. Vice Presidents that are designated insiders must hold 50% of all net shares acquired through the Company’s long-term incentive plans for at least one year, and those individuals must continue to hold 50% of all such net shares until the individual’s ownership guideline requirement is achieved. Once achieved, the requisite stock ownership level must continue to be retained throughout the executive’s employment with the Company. Our MD&C Committee believes these holding periods discourage these individuals from taking actions in an effort to gain from short-term or otherwise fleeting increases in the market value of our stock.

The MD&C Committee regularly reviews its ownership guidelines to ensure that the appropriate share ownership requirements are in place. Guidelines are expressed as a fixed number of shares and were last updated in May 2014 to account for the Company’s recent sustained Common Stock market value. The ownership requirement of our Chief Executive Officer and President is approximately six times base salary, using his 2014 base salary and a $40 per share stock price. Using the closing price of the Company’s Common Stock on March 16, 2015, the ownership requirement of our Chief Executive Officer and President is approximately eight times his 2014 base salary. Shares owned outright, deferred stock units, stock equivalents based on holdings in the Company’s 401(k) Plan and phantom stock held in the Deferral Plan count toward meeting the targeted ownership requirements. Restricted stock, RSUs and PSUs, if any, do not count toward meeting the requirement until they are vested or earned.

The following table outlines the ownership requirements and attainment of those requirements for the currently-serving named executive officers.

Named Executive Officer	Ownership Requirement (number of shares)	Attainment as of March 16, 2015
Mr. Steiner[1]	179,500	286%
Mr. Trevathan	47,500	422%
Mr. Fish	42,500	99%
Mr. Harris	23,000	354%
Mr. Morris	23,000	72%

1)	The table above does not include 343,294 shares held in the name of Steiner Family Holdings, LLC that are pledged as security for a loan. Since such pledge was made, the Company has adopted a policy prohibiting future pledges of Company securities by executive officers without board-level approval and requiring that such pledged shares are not required to meet the executive’s ownership requirement under the ownership guidelines.

As discussed under “Director and Officer Stock Ownership,” the MD&C Committee also establishes ownership guidelines for the independent directors and performs regular reviews to ensure all independent directors are in compliance or are showing sustained progress toward achievement of their ownership guideline.

Policy Limiting Severance Benefits — The MD&C Committee has approved an Executive Officer Severance Policy that generally provides that the Company may not enter into new severance arrangements with its executive officers, as defined in the federal securities laws, that provide for benefits, less the value of vested equity awards and benefits provided to employees generally, in an amount that exceeds 2.99 times the executive officer’s then current base salary and target annual cash incentive, unless such future severance arrangement receives stockholder approval.

Policy Limiting Death Benefits and Gross-up Payments — The Company has adopted a “Policy Limiting Certain Compensation Practices,” which generally provides that the Company will not enter into new compensation arrangements that would obligate the Company to pay a death benefit or gross-up payment to an executive officer unless such arrangement receives stockholder approval. The policy is subject to certain exceptions, including benefits generally available to management-level employees and any payment in reasonable settlement of a legal claim. Additionally, “Death Benefits” under the policy does not include deferred compensation, retirement benefits or accelerated vesting or continuation of equity-based awards pursuant to generally-applicable equity award plan provisions.

Insider Trading — The Company maintains an insider trading policy that prohibits executive officers from engaging in most transactions involving the Company’s Common Stock during periods, determined by the Company, that those executives are most likely to be aware of material, non-public information. Executive officers must clear all of their transactions in our Common Stock with the Company’s General Counsel’s office to protect against transactions in our securities during a time when executives have material, non-public information. Additionally, it is our policy that executive officers are not permitted to hedge their ownership of Company securities, including trading in options, warrants, puts and calls or similar derivative instruments on any security of the Company or selling any security of the Company “short.” Further, as noted above, the Company has adopted a policy prohibiting future pledges of Company securities by executive officers without board-level approval and requiring that such pledged shares are not required to meet the executive’s ownership requirement under the ownership guidelines.

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION TABLES

We are required to present compensation information in the tabular format prescribed by the SEC. This format, including the tables’ column headings, may be different from the way we describe or consider elements and components of compensation internally. The Compensation Discussion and Analysis contains a discussion that should be read in conjunction with these tables to gain a complete understanding of our executive compensation philosophy, programs and decisions.

Summary Compensation Table

Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
David P. Steiner President and Chief Executive Officer
2014	1,186,785	—	5,328,822	1,233,147	2,626,505	395,597	10,770,856
2013	1,149,616	—	5,692,630	1,201,794	2,387,194	295,348	10,726,582
2012	1,127,500	—	5,266,497	1,039,685	—	228,456	7,662,138
James E. Trevathan, Jr. Executive Vice President and Chief Operating Officer
2014	621,923	—	1,278,954	295,956	918,083	60,961	3,175,877
2013	588,334	—	1,185,964	250,372	769,756	12,632	2,807,058
2012	566,298	—	936,797	184,941	—	12,550	1,700,586
James C. Fish, Jr. Executive Vice President and Chief Financial Officer
2014	552,635	—	1,278,954	295,956	816,830	36,319	2,980,694
2013	509,808	—	1,107,205	233,750	666,540	93,318	2,610,621
2012	439,616	—	907,269	308,250	54,418	99,656	1,809,209
Jeff M. Harris Senior Vice President — Operations
2014	562,458	—	1,023,145	236,766	691,457	32,419	2,546,245
2013	546,798	—	1,012,324	213,720	630,795	36,175	2,439,812
2012	536,278	—	949,014	148,675	184,913	45,135	1,864,015
John J. Morris, Jr. Senior Vice President — Operations
2014	509,711	—	1,023,145	236,766	627,822	47,315	2,444,759
2013	449,038	—	822,601	173,659	519,843	26,121	1,991,262
Mark A. Weidman(5) Former President, Wheelabrator Technologies Inc.
2014	364,214	500,000	359,013	83,076	1,375,045	25,893	2,707,241
David A. Aardsma(6) Former Senior Vice President and Chief Sales and Marketing Officer
2014	416,233	—	511,618	118,381	233,979	930,942	2,211,153

(1)

Amounts in this column represent the grant date fair value of stock awards, which includes performance share units granted to all named executives in 2012, 2013 and 2014 and restricted stock units granted to Messrs. Fish and Harris in 2012. Restricted stock units comprised the following stock award values in 2012: $154,177 to Mr. Fish and $195,922 to Mr. Harris. The grant date fair values are calculated in accordance with the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718, as further described in Note 16 in the Notes to the Consolidated Financial Statements in our 2014 Annual Report on Form 10-K.

For purposes of calculating the grant date fair value of performance share awards, we have assumed that the Company will achieve target performance levels. The table below shows the aggregate grant date fair value of performance share units if we had assumed that the Company will achieve the highest level of performance criteria and maximum payouts will be earned.

	Year	Aggregate Grant Date Fair Value of Award Assuming Highest Level of Performance Achieved ($)
Mr. Steiner	2014	10,657,644
	2013	11,385,260
	2012	10,532,994
Mr. Trevathan	2014	2,557,908
	2013	2,371,928
	2012	1,873,594
Mr. Fish	2014	2,557,908
	2013	2,214,410
	2012	1,506,184
Mr. Harris	2014	2,046,290
	2013	2,024,648
	2012	1,506,184
Mr. Morris	2014	2,046,290
	2013	1,645,202
Mr. Weidman	2014	718,026
Mr. Aardsma	2014	1,023,236

(2)	Amounts in this column represent the grant date fair value of stock options granted in 2012, 2013 and 2014, in accordance with ASC Topic 718. The grant date fair value of the options was estimated using the Black-Scholes option pricing model. The assumptions made in determining the grant date fair values of options are disclosed in Note 16 in the Notes to the Consolidated Financial Statements in our 2014 Annual Report on Form 10-K.

(3)	Amounts in this column represent cash incentive awards earned and paid based on the achievement of performance criteria. See “Compensation Discussion and Analysis — Named Executive’s 2014 Compensation Program and Results — Annual Cash Incentive” and “Compensation Discussion and Analysis — How Named Executive Officer Compensation Decisions are Made — Departure of Mr. Weidman” for additional information.

(4)	The amounts included in “All Other Compensation” for 2014 are shown below (in dollars):

	Personal Use of Company Aircraft (a)	401(k) Matching Contributions	Deferral Plan Matching Contributions	Life Insurance Premiums	Severance (b)
Mr. Steiner	232,022	11,700	149,489	2,386	—
Mr. Trevathan	26,273	11,700	21,756	1,232	—
Mr. Fish	4,033	11,700	19,520	1,066	—
Mr. Harris	—	11,700	19,575	1,144	—
Mr. Morris	—	11,700	34,630	985	—
Mr. Weidman	—	11,700	13,463	730	—
Mr. Aardsma	—	11,700	26,440	770	892,032

(a)	Please see “Compensation Discussion and Analysis — Overview of Elements of Our 2014 Compensation Program — Perquisites” for additional information regarding personal use of Company aircraft. We calculated these amounts based on the incremental cost to us, which includes fuel, crew travel expenses, on-board catering, landing fees, trip related hangar/parking costs and other variable costs. We own or operate our aircraft primarily for business use; therefore, we do not include the fixed costs associated with the ownership or operation such as pilots’ salaries, purchase costs and non-trip related maintenance.

(b)	See “Compensation Discussion and Analysis — How Named Executive Officer Compensation Decisions are Made — Departure of Mr. Aardsma” for additional information.

(5)	At the time of Mr. Weidman’s departure from the Company in December 2014, the performance share units and stock options granted to him in March 2014 and included in the table under “Stock Awards” and “Options Awards,” respectively, were cancelled. Information concerning the Bonus and Non-equity Incentive Plan Compensation paid to Mr. Weidman in 2014 can be found under “Compensation Discussion and Analysis — How Named Executive Officer Compensation Decisions are Made — Departure of Mr. Weidman.”

(6)	At the time of Mr. Aardsma’s departure from the Company in October 2014, the performance share units that were granted to him in March 2014 and included in the table under “Stock Awards” were prorated, and any payout on such performance share units will be made at end of the performance period based on actual performance achieved. The stock options granted to Mr. Aardsma in March 2014 and included in the table under “Option Awards” will continue to vest and be exercisable for three years from the date of his termination.

Grant of Plan-Based Awards in 2014

Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other Option Awards: Number of Securities Underlying Options (#)(3)(4)	Exercise or Base Price of Option Awards ($/sh)(5)	Closing Market Price on Date of Grant ($)	Grant Date Fair Value of Stock and Option Awards ($)(6)
	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David P. Steiner
	962,090	1,603,483	3,206,966
03/07/14				69,768	116,280	232,560				5,328,822
03/07/14							280,899	41.37	41.38	1,233,147
James E. Trevathan, Jr.
	336,294	560,490	1,120,980
03/07/14				16,745	27,908	55,816				1,278,954
03/07/14							67,416	41.37	41.38	295,956
James C. Fish, Jr.
	299,205	498,675	997,350
03/07/14				16,745	27,908	55,816				1,278,954
03/07/14							67,416	41.37	41.38	295,956
Jeff M. Harris
	253,281	422,135	844,270
03/07/14				13,396	22,326	44,652				1,023,145
03/07/14							53,933	41.37	41.38	236,766
John J. Morris, Jr.
	229,972	383,286	766,572
03/07/14				13,396	22,326	44,652				1,023,145
03/07/14							53,933	41.37	41.38	236,766
Mark A. Weidman
		1,000,000
	131,208	218,679	437,358
03/07/14				4,700	7,834	15,668				359,013
03/07/14							18,924	41.37	41.38	83,076
David A. Aardsma
	205,809	343,015	686,030
03/07/14				6,698	11,164	22,328				511,618
03/07/14							26,966	41.37	41.38	118,381

(1)	Actual payouts of cash incentive awards for 2014 performance are shown in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.” The named executives’ annual cash incentives are a percentage of base salary approved by the MD&C Committee. The threshold levels represent the bonus amounts that would have been payable if the minimum performance requirements were met for each performance measure. In the case of Mr. Weidman, the table also includes a $1 million cash incentive paid in connection with the accomplishment of certain divestiture terms. Please see “Compensation Discussion and Analysis — Named Executive’s 2014 Compensation Program and Results — Annual Cash Incentive” and “Compensation Discussion and Analysis — How Named Executive Officer Compensation Decisions are Made — Departure of Mr. Weidman” for additional information about these awards, including performance criteria.

(2)	Represents the number of shares of Common Stock potentially issuable based on the achievement of performance criteria under performance share unit awards granted under our 2009 Stock Incentive Plan. Please see “Compensation Discussion and Analysis — Named Executive’s 2014 Compensation Program and Results — Long-Term Equity Incentives — Performance Share Units” for additional information about these awards, including performance criteria. The performance period for these awards ends December 31, 2016. Performance share units earn dividend equivalents, which are paid out based on the number of shares actually earned, if any, at the end of the performance period.

(3)	Although we consider all of our equity awards to be a form of incentive compensation because their value will increase as the market value of our Common Stock increases, only awards with performance criteria are considered “equity incentive plan awards” for SEC disclosure purposes. As a result, option awards are not included as “Equity Incentive Plan Awards” in the table above or the Outstanding Equity Awards at December 31, 2014 table.

(4)	Represents the number of shares of Common Stock potentially issuable upon the exercise of options granted under our 2009 Stock Incentive Plan. Please see “Compensation Discussion and Analysis — Named Executive’s 2014 Compensation Program and Results — Long-Term Equity Incentives — Stock Options” for additional information about these awards. The stock options will vest in 25% increments on the first two anniversaries of the date of grant and the remaining 50% will vest on the third anniversary.

(5)	The exercise price represents the average of the high and low market price on the date of the grant, in accordance with our 2009 Stock Incentive Plan.

(6)	These amounts represent grant date fair value of the awards as calculated under ASC Topic 718, as further described in Note 16 in the Notes to the Consolidated Financial Statements in our 2014 Annual Report on Form 10-K.

Outstanding Equity Awards at December 31, 2014

Name	Option Awards					Stock Awards(1)
	Number of Securities Underlying Unexercised Options Exercisable (#)(2)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(7)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(8)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David. P. Steiner
	—	280,899	(3)	41.37	03/07/2024	—	—	247,613	12,707,499
	70,693	212,082	(4)	36.885	03/08/2023	—	—	—	—
	109,440	109,441	(5)	34.935	03/09/2022	—	—	—	—
	583,333	—		37.185	03/09/2021	—	—	—	—
	331,008	—		33.49	03/09/2020	—	—	—	—
James E. Trevathan, Jr.
	—	67,416	(3)	41.37	03/07/2024	—	—	55,269	2,836,405
	14,727	44,184	(4)	36.885	03/08/2023	—	—	—	—
	19,466	19,469	(5)	34.935	03/09/2022	—	—	—	—
	150,000	—		37.585	07/05/2021	—	—	—	—
	109,084	—		37.185	03/09/2021	—	—	—	—
	51,657	—		33.49	03/09/2020	—	—	—	—
James C. Fish, Jr.
	—	67,416	(3)	41.37	03/07/2024	4,412	226,424	53,452	2,743,157
	13,750	41,250	(4)	36.885	03/08/2023	—	—	—	—
	17,730	17,731	(6)	34.945	08/07/2022	—	—	—	—
	15,650	15,650	(5)	34.935	03/09/2022	—	—	—	—
	46,632	—		37.585	07/05/2021	—	—	—	—
	23,230	—		37.185	03/09/2021	—	—	—	—
	14,632	—		33.49	03/09/2020	—	—	—	—
Jeff M. Harris
	—	53,933	(3)	41.37	03/07/2024	6,061	311,051	45,681	2,344,349
	12,571	37,716	(4)	36.885	03/08/2023		—	—	—
	15,650	15,650	(5)	34.935	03/09/2022	—	—	—	—
John J. Morris, Jr.
	—	53,933	(3)	41.37	03/07/2024	12,121	622,050	41,304	2,119,721
	10,215	30,646	(4)	36.885	03/08/2023	—	—	—	—
	4,512	4,513	(5)	34.935	03/09/2022	—	—	—	—
	23,230	—		37.185	03/09/2021	—	—	—	—
	13,302	—		33.49	03/09/2020	—	—	—	—
Mark A. Weidman	—	—		—	—	—	—	6,044	310,178
David A. Aardsma	—	26,966	(3)	41.37	10/31/2017	—	—	11,120	570,678
	—	21,209	(4)	36.885	10/31/2017	—	—	—	—
	—	10,831	(5)	34.935	10/31/2017	—	—	—	—

(1)	Values are based on the closing price of the Company’s Common Stock on December 31, 2014 of $51.32.

(2)	Represents vested stock options granted on March 9, 2010, March 9, 2011, March 9, 2012, and March 8, 2013 pursuant to our 2009 Stock Incentive Plan.

(3)	Represents stock options granted on March 7, 2014 that vest 25% on the first and second anniversary of the date of grant and 50% on the third anniversary of the date of grant pursuant to our 2009 Stock Incentive Plan.

(4)	Represents stock options granted on March 8, 2013 that vested 25% on the first anniversary of the date of grant. An additional 25% will vest on the second anniversary of the date of grant and 50% will vest on the third anniversary of the date of grant.

(5)	Represents stock options granted on March 9, 2012 that vested 25% on the first and second anniversary of the date of grant. The remaining 50% will vest on the third anniversary of the date of grant.

(6)	Represents stock options granted August 7, 2012 that vested 25% on the first and second anniversary of the date of grant. The remaining 50% will vest on the third anniversary of the date of grant.

(7)	Represents restricted stock units granted in 2012 in connection with certain promotions and increased responsibilities. The restricted stock units vest in full on the third anniversary of the date of grant.

(8)	Includes performance share units with three-year performance periods ending December 31, 2015 and December 31, 2016. We have assumed target performance criteria and target payout will be achieved for performance share units. Payouts on performance share units are made after the Company’s financial results of operations for the entire performance period are reported and the MD&C Committee determines achievement of performance results and corresponding vesting, typically in mid to late February of the succeeding year. The performance share units for the performance period ended on December 31, 2014 are not included in the table as they are considered earned as of December 31, 2014 for proxy disclosure purposes; instead, such performance share units are included in the Option Exercises and Stock Vested table below. The following number of performance share units have a performance period ending December 31, 2015: Mr. Steiner – 131,333; Mr. Trevathan – 27,361; Mr. Fish – 25,544; Mr. Harris – 23,355; Mr. Morris – 18,978, Mr. Weidman – 6,044; and Mr. Aardsma – 8,024. The following number of performance share units have a performance period ending on December 31, 2016: Mr. Steiner – 116,280; Mr. Trevathan – 27,908; Mr. Fish – 27,908; Mr. Harris 22,326, Mr. Morris – 22,326; Mr. Weidman – 0; and Mr. Aardsma – 3,096.

Option Exercises and Stock Vested

	Option Awards			Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David P. Steiner	—		—	133,836	7,159,557
James E. Trevathan, Jr	—		—	23,807	1,273,555
James C. Fish, Jr.	—		—	19,138	1,023,787
Jeff M. Harris	160,741		1,724,750	19,138	1,023,787
John J. Morris, Jr.	—		—	5,518	295,185
Mark A. Weidman	65,537	(2)	596,297	9,192	491,726
David A. Aardsma	177,426		2,155,781	12,507	669,062

(1)	Includes performance share units granted in 2012 with a performance period ended December 31, 2014. The determination of achievement of performance results and corresponding vesting of such performance share units was performed by the MD&C Committee in February 2015. Following such determination, shares of the Company’s Common Stock earned under this award were issued on February 17, 2015, based on the average of the high and low market price of the Company’s Common Stock on that date.

(2)	We withheld shares in payment of the exercise price and statutory tax withholding from Mr. Weidman’s exercise of non-qualified stock options. Mr. Weidman received an aggregate of 7,524 net shares in such transactions.

(3)	Mr. Steiner deferred receipt of 133,836 performance share units, earned for the performance period ended December 31, 2014, valued at $7,159,557, until he leaves the company.

Nonqualified Deferred Compensation in 2014

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at Last Fiscal Year End ($)(1)
David P. Steiner	328,589	149,489	521,208	—	5,574,609
James E. Trevathan, Jr	29,008	21,756	40,803	—	3,023,923
James C. Fish, Jr.	34,703	19,520	21,407	—	342,285
Jeff M. Harris	86,998	19,575	8,891	965,681	355,137
John J. Morris, Jr.	91,994	34,630	34,512	—	535,925
Mark A. Weidman	109,410	13,463	86,352	—	1,827,959
David A. Aardsma	47,466	26,440	83,699	—	988,765

(1)	Contributions are under the Company’s Deferral Plan as described in “Compensation Discussion and Analysis — Overview of Elements of Our 2014 Compensation Program — Deferral Plan.” In this Proxy Statement as well as in previous years, we include executive contributions to the Deferral Plan in the Base Salary column of the Summary Compensation Table. Aggregate Balance at Last Fiscal Year End includes the following aggregate amounts that were included in the named executives’ compensation in the Summary Compensation Table in 2012-2014: Mr. Steiner — $1,128,259; Mr. Trevathan — $50,764; Mr. Fish — $123,229; Mr. Harris — $361,205; Mr. Morris — $220,157; Mr. Weidman — $293,576; and Mr. Aardsma — $180,539.

(2)	Company contributions to the executives’ Deferral Plan accounts are included in All Other Compensation, but not Base Salary, in the Summary Compensation Table.

(3)	Earnings on these accounts are not included in any other amounts in the tables included in this Proxy Statement, as the amounts of the named executives’ earnings represent the general market gains (or losses) on investments, rather than amounts or rates set by the Company for the benefit of the named executives.

(4)	In prior years participants could elect to receive distribution of deferred compensation (i) in a lump sum on a future date on or after termination of employment or retirement or (ii) in annual installments over up to ten years, to begin after any future date or age specified by the employee. The plan was amended and restated effective January 1, 2014, and participating employees can now generally elect to receive distributions commencing six months after the employee leaves the Company in the form of annual installments or a lump sum payment. Special circumstances may allow for a modified or accelerated distribution, such as the employee’s death, an unforeseen emergency, or upon termination of the plan. In the event of death, distribution will be made to the designated beneficiary in a single lump sum in the following calendar year. In the event of an unforeseen emergency, the plan administrator may allow an early payment in the amount necessary to satisfy the emergency. All participants are immediately 100% vested in all of their contributions, Company matching contributions, and gains and/or losses related to their investment choices.

Potential Payments Upon Termination or Change-in-Control

The payments our named executives receive upon termination or change-in-control are based on provisions included in employment agreements and individual equity award agreements. We enter into employment agreements with our named executive officers to provide a form of protection for the Company through restrictive covenant provisions; each of the agreements contains post-termination restrictive covenants, including a covenant not to compete, non-solicitation covenants, and a non-disparagement covenant, each of which lasts for two years after termination. Employment agreements also aid in retention of senior leadership by providing the individual with comfort that he will be treated fairly in the event of a termination not for cause or under a change-in-control situation. The change-in-control provision included in each named executive officer’s agreement requires a double trigger in order to receive any payment in the event of a change-in-control situation. First, a change-in-control must occur, and second, the individual must terminate his employment for good reason or the Company must terminate his employment without cause within six months prior to or two years following the change-in-control event. We believe providing change-in-control protection encourages our named executives to pursue and facilitate change-in-control transactions that are in the best interests of stockholders while not granting executives an undeserved windfall.

Employment agreements entered into with named executive officers after February 2004 (which includes all named executives except Mr. Steiner) contain (a) a requirement that the individual execute a general release prior to receiving post-termination benefits and (b) a clawback feature that allows for the suspension and refund of termination benefits for subsequently discovered cause. The clawback feature in the agreements generally allows the Company to cancel any remaining payments due and obligates the named executive to refund to the Company severance payments already made if, within one year of termination of employment of the named executive by the Company for any reason other than for cause, the Company determines that the named executive could have been terminated for cause.

Our current form of award agreements for equity awards also contain provisions regarding termination and change-in-control. Our stock option awards are also subject to double trigger vesting in the event of a change-in-control situation. The award agreements for restricted stock units granted to Messrs. Fish, Harris and Morris provide that restricted stock units vest upon a change-in-control, unless the successor entity converts the awards to equivalent grants in the successor. Provided, however, such converted restricted stock unit awards will vest in full if the executive is involuntarily terminated without cause following the change-in-control. Award agreements applicable to performance share units provide that awards will be paid out in cash on a prorated basis based on actual results achieved through the end of the fiscal quarter prior to a change-in-control. Thereafter, the executive would be compensated for the lost opportunity from the date of the change-in-control to the end of the original performance period by receiving a replacement award of restricted stock units in the successor entity, provided that the successor entity is publicly traded. If the successor is not publicly traded, the executive will be entitled to a replacement award of cash. However, if the employee is thereafter involuntarily terminated other than for cause within the change-in-control window referenced, he would vest in full in the replacement award.

Our current equity award agreements also include a requirement that, in order to be eligible to vest in any portion of the award, the employee must enter into an agreement containing restrictive covenants applicable to the employee’s behavior following termination. Additionally, our performance share unit and stock option award agreements include compensation clawback provisions that provide, if the MD&C Committee determines that an employee either engaged in or benefited from misconduct, then the employee will refund any amounts received under the equity award agreements. Misconduct generally includes any act or failure to act that caused or was intended to cause a violation of the Company’s policies, generally accepted accounting principles or applicable laws and that materially increased the value of the equity award. Further, our MD&C Committee has adopted a clawback policy applicable to our annual cash incentive awards that is designed to recoup annual cash incentive payments when the recipient’s personal misconduct results in a restatement or otherwise affects the payout calculations for the awards. Clawback terms applicable to our incentive awards allow recovery within the earlier to occur of one year after discovery of misconduct and the second anniversary of the employee’s termination of employment.

The terms “Cause,” “Good Reason,” and “Change-in-Control” as used in the table below are defined in the executives’ employment agreements and/or the applicable equity award agreement and have the meanings generally described below. You should refer to the individual agreements for the actual definitions.

“Cause” generally means the named executive has:

•	deliberately refused to perform his duties;

•	breached his duty of loyalty to the Company;

•	been convicted of a felony;

•	intentionally and materially harmed the Company; or

•	breached the covenants contained in his agreement.

“Good Reason” generally means that, without the named executive’s consent:

•	his duties or responsibilities have been substantially changed;

•	he has been removed from his position;

•	the Company has breached his employment agreement;

•	any successor to the Company has not assumed the obligations under his employment agreement; or

•	he has been reassigned to a location more than 50 miles away.

“Change-in-Control” generally means that:

•	at least 25% of the Company’s Common Stock has been acquired by one person or persons acting as a group;

•	the majority of the Board of Directors consists of individuals other than those serving as of the date of the named executive’s employment agreement or those that were not elected by at least two-thirds of those directors;

•	there has been a merger of the Company in which at least 50% of the combined post-merger voting power of the surviving entity does not consist of the Company’s pre-merger voting power, or a merger to effect a recapitalization that resulted in a person or persons acting as a group acquired 25% or more of the Company’s voting securities; or

•	the Company is liquidating or selling all or substantially all of its assets.

The following tables represent potential payouts to our named executives upon termination of employment in the circumstances indicated pursuant to the terms of their employment agreements and outstanding incentive awards. In the event a named executive is terminated for cause, he is entitled to any accrued but unpaid salary only. Please see the Non-Qualified Deferred Compensation table above for aggregate balances payable to the named executives under our Deferral Plan pursuant to the executive’s distribution election.

The payouts set forth below assume the triggering event indicated occurred on December 31, 2014, at which time the closing price of our Common Stock was $51.32 per share. These payouts are determined for SEC disclosure purposes and are not necessarily indicative of the actual amounts the named executive would receive. Please note the following when reviewing the payouts set forth below:

•	The compensation component set forth below for accelerated vesting of stock options is comprised of the unvested stock options granted in 2012, 2013, and 2014, which vest 25% on the first and second anniversary of the date of grant and 50% on the third anniversary of the date of grant.

•	For purposes of calculating the payout of performance share unit awards outstanding at December 31, 2014, we have assumed that target performance was achieved; any actual performance share unit payouts will be based on actual performance of the Company during the performance period.

•	For purposes of calculating the payout upon the “double trigger” of change-in-control and subsequent involuntary termination not for cause, the value of the performance share unit replacement award is equal to the number of performance share units that would be forfeited based on the prorated acceleration of the performance share units, multiplied by the closing price of our Common Stock on December 31, 2014.

•	The payout for continuation of benefits is an estimate of the cost the Company would incur to continue those benefits.

•	Waste Management’s practice is to provide all benefits eligible employees with life insurance that pays one times annual base salary upon death. The insurance benefit is a payment by an insurance company, not the Company, and is payable under the terms of the insurance policy.

Potential Consideration upon Termination of Employment:

David P. Steiner

Triggering Event	Compensation Component	Payout ($)
Death or Disability	Severance Benefits
	• Accelerated vesting of stock options	7,649,540
	• Payment of performance share units (contingent on actual performance at end of performance period)	12,707,499
	• Two times base salary as of date of termination (payable in bi-weekly installments over a two-year period)(1)	2,392,330
	• Life insurance benefit paid by insurance company (in the case of death)	1,162,000

	Total	23,911,369

Termination Without Cause by the Company or	Severance Benefits
For Good Reason by the Employee	• Two times base salary plus target annual cash bonus (one-half payable in lump sum; one-half payable in bi-weekly installments over a two-year period)	5,621,978
	• Continued coverage under health and welfare benefit plans for two years	24,600
	• Prorated payment of performance share units (contingent on actual performance at end of performance period)	6,480,690

	Total	12,127,268

Termination Without Cause by the Company or	Severance Benefits
For Good Reason by the Employee Six Months Prior to or Two Years Following a Change-in-	• Three times base salary plus target annual cash bonus, paid in lump sum(1)	8,432,963
Control (Double Trigger)	• Continued coverage under health and welfare benefit plans for three years	36,900
	• Accelerated vesting of stock options	7,649,540
	• Prorated accelerated payment of performance share units	6,480,690
	• Accelerated payment of performance share units replacement grant	6,226,809
	• Prorated maximum annual cash bonus	3,229,646
	• Gross-up payment for any excise taxes(1)	8,498,295

	Total	40,554,843

James E. Trevathan, Jr.

Triggering Event	Compensation Component	Payout ($)
Death or Disability	Severance Benefits
	• Accelerated vesting of stock options	1,627,585
	• Payment of performance share units (contingent on actual performance at end of performance period)	2,836,405
	• Two times base salary as of the date of termination (payable in bi-weekly installments over a two- year period)(1)	1,260,000
	• Life insurance benefit paid by insurance company (in the case of death)	600,000

	Total	6,323,990

Termination Without Cause by the Company or	Severance Benefits
For Good Reason by the Employee	• Two times base salary plus target annual cash bonus (one-half payable in lump sum; one-half payable in bi-weekly installments over a two-year period)	2,394,000
	• Continued coverage under benefit plans for two years
	• Health and welfare benefit plans	24,600
	• 401(k) contributions	23,400
	• Prorated payment of performance share units (contingent on actual performance at end of performance period)	1,413,096

	Total	3,855,096

Termination Without Cause by the Company or	Severance Benefits
For Good Reason by the Employee Six Months Prior to or Two Years Following a Change-in-	• Two times base salary plus target annual cash bonus, paid in lump sum	2,394,000
Control (Double Trigger)	• Continued coverage under benefit plans for two years
	• Health and welfare benefit plans	24,600
	• 401(k) contributions	23,400
	• Accelerated vesting of stock options	1,627,585
	• Prorated accelerated payment of performance share units	1,413,096
	• Accelerated payment of performance share units replacement grant	1,423,309
	• Prorated maximum annual cash bonus	1,134,000
	• Gross-up payment for any excise taxes(1)	2,215,485

	Total	10,255,475

James C. Fish, Jr.

Triggering Event	Compensation Component	Payout ($)
Death or Disability	Severance Benefits
	• Accelerated vesting of stock options	1,813,003
	• Payment of performance share units (contingent on actual performance at end of performance period)	2,743,157
	• Accelerated vesting of restricted stock units	226,424
	• Life insurance benefit paid by insurance company (in the case of death)	515,000

	Total	5,297,584

Termination Without Cause by the Company or	Severance Benefits
For Good Reason by the Employee	• Two times base salary plus target annual cash bonus (one-half payable in lump sum; one-half payable in bi-weekly installments over a two-year period)	2,152,700
	• Continued coverage under health and welfare benefit plans for two years	24,600
	• Prorated payment of performance share units (contingent on actual performance at end of performance period)	1,350,896
	• Prorated vesting of restricted stock units	181,365

	Total	3,709,561

Termination Without Cause by the Company or	Severance Benefits
For Good Reason by the Employee Six Months Prior to or Two Years Following a Change-in-Control (Double Trigger)	• Two times base salary plus target annual cash bonus (one-half payable in lump sum; one-half payable in bi-weekly installments over a two-year period)	2,152,700
	• Continued coverage under health and welfare benefit plans for two years	24,600
	• Accelerated vesting of stock options	1,813,003
	• Prorated accelerated payment of performance share units	1,350,896
	• Accelerated payment of performance share units replacement grant	1,392,261
	• Accelerated vesting of restricted stock units	226,424
	• Prorated maximum annual cash bonus	1,019,700

	Total	7,979,584

Jeff M. Harris

Triggering Event	Compensation Component	Payout ($)
Death or Disability	Severance Benefits
	• Accelerated vesting of stock options	1,337,489
	• Payment of performance share units (contingent on actual performance at end of performance period)	2,344,349
	• Accelerated payment of restricted stock units	311,051
	• Life insurance benefit paid by insurance company (in the case of death)	515,000

	Total	4,507,889

Termination Without Cause by the Company or	Severance Benefits
For Good Reason by the Employee	• Two times base salary plus target annual cash bonus (one-half payable in lump sum; one-half payable in bi-weekly installments over a two-year period)	1,981,613
	• Continued coverage under health and welfare benefit plans for two years	24,600
	• Prorated payment of performance share units (contingent on actual performance at end of performance period)	1,180,617
	• Prorated vesting of restricted stock units	223,293

	Total	3,410,123

Termination Without Cause by the Company or	Severance Benefits
For Good Reason by the Employee Six Months Prior to or Two Years Following a Change-in-	• Three times base salary plus target annual cash bonus, paid in lump sum(1)	2,972,419
Control (Double Trigger)	• Continued coverage under health and welfare benefit plans for three years	36,900
	• Accelerated vesting of stock options	1,337,489
	• Prorated accelerated payment of performance share units	1,180,617
	• Accelerated payment of performance share units replacement grant	1,163,732
	• Accelerated vesting of restricted stock units	311,051
	• Prorated maximum annual cash bonus	849,263

	Total	7,851,471

John J. Morris, Jr.

Triggering Event	Compensation Component	Payout ($)
Death or Disability	Severance Benefits
	• Accelerated vesting of stock options	1,052,954
	• Payment of performance share units (contingent on actual performance at end of performance period)	2,119,721
	• Accelerated vesting of restricted stock units	622,050
	• Life insurance benefit paid by insurance company (in the case of death)	475,000

	Total	4,269,725

Termination Without Cause by the Company or	Severance Benefits
For Good Reason by the Employee	• Two times base salary plus target annual cash bonus (one-half payable in lump sum; one-half payable in bi-weekly installments over a two-year period)	1,828,750
	• Continued coverage under health and welfare benefit plans for two years	24,600
	• Prorated payment of performance share units (contingent on actual performance at end of performance period)	1,030,865
	• Prorated vesting of restricted stock units	446,535

	Total	3,330,750

Termination Without Cause by the Company or	Severance Benefits
For Good Reason by the Employee Six Months Prior to or Two Years Following a Change-in-Control (Double Trigger)	• Two times base salary plus target annual cash bonus (one half payable in lump sum; one half payable in bi-weekly installments over a two year period)	1,828,750
	• Continued coverage under health and wealth benefit plans for two years	24,600
	• Accelerated vesting of stock options	1,052,954
	• Prorated accelerated payment of performance share units	1,030,865
	• Accelerated payment of performance share units replacement grant	1,088,856
	• Accelerated vesting of restricted stock units	622,050
	• Prorated maximum annual cash bonus	783,750

	Total	6,431,825

(1)	In the past, such provisions have been included in certain named executives’ employment agreements. However, the Company’s compensation policy now provides that it will not enter into any future compensation arrangements that obligate the Company to provide increased payments in the event of death or to make tax gross up payments, subject to certain exceptions. Additionally, our Executive Officer Severance Policy generally provides that the Company may not enter into new severance arrangements with its executive officers that provide for benefits, less the value of vested equity awards and benefits provided to employees generally, in an amount that exceeds 2.99 times the executive officer’s then current base salary and target bonus. For additional details, see “Compensation Discussion and Analysis — Other Compensation Policies and Practices.”

Payments upon Departure of Messrs. Weidman and Aardsma

During 2014, Messrs. Weidman and Aardsma departed from the Company. Please see “Compensation Discussion and Analysis – How Named Executive Officer Compensation Decisions are Made – Departure of Mr. Weidman” and “– Departure of Mr. Mr. Aardsma” for additional information regarding their respective departures.

Upon Mr. Weidman’s departure from the Company on December 19, 2014, he received, or will receive, the following payments and benefits:

• Payment of annual cash incentive award based on estimated actual performance achieved and pro-rated to departure date	$375,045
• Prorated vesting of performance share units granted in 2012 and 2013 at target (any payout contingent on actual performance at end of applicable performance period)(1)	$798,950

Upon Mr. Aardsma’s departure from the Company on October 31, 2014, he received, or is continuing to receive, the following payments and benefits:

• Cash severance payable in lump sum	$805,102
• Cash severance payable over two years	$805,102
• Value of group health and dental coverage for two years payable over two years (or until similar coverage is obtained from a subsequent employer)	$24,600
• Payment in lieu of certain other benefits, payable in lump sum	$25,000
• Prorated vesting of performance share units granted in 2012, 2013 and 2014 at target (any payout contingent on actual performance at end of applicable performance period)(1)	$1,235,683

(1)	Based on awards outstanding and the closing price of the Company’s Common Stock of $51.32 per share on December 31, 2014.

Equity Compensation Plan Table

The following table provides information as of December 31, 2014 about the number of shares to be issued upon vesting or exercise of equity awards and the number of shares remaining available for issuance under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights		Weighted-Average Exercise Price of Outstanding Options and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders(a)	11,327,065	(b)	$37.22	(c)	26,762,948	(d)

(a)	Includes our 2009 Stock Incentive Plan and 2014 Stock Incentive Plan. Only our 2014 Stock Incentive Plan is available for awards. Also includes our ESPP.

(b)	Includes: options outstanding for 8,378,211 shares of Common Stock; 295,084 shares of Common Stock to be issued in connection with deferred compensation obligations; 620,484 shares underlying unvested restricted stock units and 2,033,286 shares of Common Stock that would be issued under outstanding performance share units if the target performance level is achieved. Assuming, instead, that the maximum performance level was achieved on such performance share units, the number of shares of Common Stock subject to outstanding awards would increase by 2,033,286 shares.

The total number of shares subject to outstanding awards in the table above includes 751,495 shares on account of performance share units with the performance period ended December 31, 2014. The determination of achievement of performance results on such performance share units was performed by the MD&C Committee in February 2015. As a result, 384,146 shares of Common Stock included in the table above were issued in February 2015, net of units deferred, and 213,669 shares included in the table above as subject to outstanding awards are now available for future issuance.

Excludes purchase rights that accrue under the ESPP. Purchase rights under the ESPP are considered equity compensation for accounting purposes; however, the number of shares to be purchased is indeterminable until the time shares are actually issued, as automatic employee contributions may be terminated before the end of an offering period and, due to the look-back pricing feature, the purchase price and corresponding number of shares to be purchased is unknown.

(c)	Excludes performance share units and restricted stock units because those awards do not have exercise prices associated with them. Also excludes purchase rights under the ESPP for the reasons described in (b) above.

(d)	The shares remaining available include 953,442 shares under our ESPP and 25,809,506 shares under our 2014 Stock Incentive Plan, based on payout of performance share units at maximum. Assuming payout of performance share units at target, the number of shares remaining available for issuance under our 2014 Stock Incentive Plan would be 27,842,792.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

(ITEM 2 ON THE PROXY CARD)

Our Board of Directors, upon the recommendation of the Audit Committee, has ratified the selection of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2015, subject to ratification by our stockholders.

Representatives of Ernst & Young LLP will be at the annual meeting. They will be able to make a statement if they want, and will be available to answer any appropriate questions stockholders may have.

Although ratification of the selection of Ernst & Young is not required by our By-laws or otherwise, we are submitting the selection to stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good governance. If our stockholders do not ratify our selection, it will be considered a direction to our Board and Audit Committee to consider selecting another firm. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm, subject to ratification by the Board, at any time during the year if it determines that such a change is in the best interests of the Company and our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2015.

Independent Registered Public Accounting Firm Fee Information

Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years, in each of the following categories, were as follows:

	2014	2013
	(In millions)
Audit Fees	$5.3	$5.7
Audit-Related Fees	2.0	0.7
Tax Fees	—	—
All Other Fees	—	—

Total	$7.3	$6.4

Audit fees includes fees for the annual audit, reviews of the Company’s Quarterly Reports on Form 10-Q, work performed to support the Company’s debt issuances, accounting consultations, and separate subsidiary audits required by statute or regulation, both domestically and internationally. Audit-related fees principally include separate subsidiary audits not required by statute or regulation and financial due diligence services relating to certain potential acquisitions.

The Audit Committee has adopted procedures for the approval of Ernst & Young’s services and related fees. At the beginning of each year, all audit and audit-related services, tax fees and other fees for the upcoming audit are provided to the Audit Committee for approval. The services are grouped into significant categories and provided to the Audit Committee in the format shown above. All projects that have the potential to exceed $100,000 are separately identified and reported to the Committee for approval. The Audit Committee Chairman has the authority to approve additional services, not previously approved, between Committee meetings. Any additional services approved by the Audit Committee Chairman between Committee meetings are ratified by the full Audit Committee at the next regularly scheduled meeting. The Audit Committee is updated on the status of all services and related fees at every regular meeting. In 2014 and 2013, the Audit Committee pre-approved all audit and audit-related services performed by Ernst & Young.

As set forth in the Audit Committee Report on page 8, the Audit Committee has considered whether the provision of these audit-related services is compatible with maintaining auditor independence and has determined that it is.

Vote Required for Approval

Approval of this proposal requires the affirmative vote of a majority of the shares present at the meeting, in person or represented by proxy, and entitled to vote.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(ITEM 3 ON THE PROXY CARD)

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, stockholders are entitled to an advisory (non-binding) vote on compensation programs for our named executive officers (sometimes referred to as “say on pay”). The Board of Directors has determined that it will include say on pay votes in the Company’s proxy materials annually until the next stockholder vote on the frequency of the say on pay vote.

We encourage stockholders to review the Compensation Discussion and Analysis on pages 22 to 39 of this Proxy Statement. The Company has designed its executive compensation program to be supportive of, and align with, the strategy of the Company and the creation of stockholder value, while discouraging excessive risk-taking. The following key structural elements and policies, discussed in more detail in the Compensation Discussion and Analysis, further the objective of our executive compensation program and evidence our dedication to competitive and reasonable compensation practices that are in the best interests of stockholders:

•	a substantial portion of executive compensation is linked to Company performance, through annual cash incentive performance criteria and long-term equity-based incentive awards. As a result, our executive compensation program provides for a significant difference in total compensation in periods of above-target Company performance as compared to periods of below-target Company performance. In 2014, our performance-based annual cash incentive and long-term equity-based incentive awards comprised approximately 87% of total target compensation for our President and Chief Executive Officer and approximately 76% of total target compensation for our other currently-serving named executives;

•	at target, approximately 56% of total compensation of our currently-serving named executives (and 69% in the case of our President and Chief Executive Officer) results from long-term equity awards, which aligns executives’ interests with those of stockholders;

•	our total direct compensation opportunities for named executive officers are targeted to fall in a range around the competitive median;

•	performance-based awards include threshold, target and maximum payouts correlating to a range of performance goals and are based on a variety of indicators of performance, which limits risk-taking behavior;

•	performance stock units with a three-year performance period, as well as stock options that vest over a three-year period, link executives’ interests with long-term performance and reduce incentives to maximize performance in any one year;

•	all of our named executive officers are subject to stock ownership requirements, which we believe demonstrates a commitment to, and confidence in, the Company’s long-term prospects;

•	the Company has clawback provisions in its equity award agreements and recent employment agreements, and has adopted a clawback policy applicable to annual incentive compensation, designed to recoup compensation when cause and/or misconduct are found;

•	our executive officer severance policy implemented a limitation on the amount of benefits the Company may provide to its executive officers under severance agreements entered into after the date of such policy; and

•	the Company has adopted a policy that prohibits it from entering into new agreements with executive officers that provide for certain death benefits or tax gross-up payments.

The Board strongly endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers as described in this Proxy Statement under “Executive Compensation,” including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained in this Proxy Statement.

Vote Required for Approval

Approval of this proposal requires the affirmative vote of a majority of the shares present at the meeting, in person or represented by proxy, and entitled to vote. Because the vote is advisory, it will not be binding upon the Board or the MD&C Committee and neither the Board nor the MD&C Committee will be required to take any action as a result of the outcome of the vote on this proposal. The MD&C Committee will carefully consider the outcome of the vote in connection with future executive compensation arrangements.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

PROPOSAL TO AMEND THE COMPANY’S

EMPLOYEE STOCK PURCHASE PLAN

(ITEM 4 ON THE PROXY CARD)

Description of the Proposed Amendment

Our ESPP was approved by stockholders at our 1997 Annual Meeting. An aggregate of one million shares of Common Stock was originally authorized for issuance under the ESPP and stockholders have approved an additional 11.75 million shares for issuance since then. As of March 16, 2015, approximately 31,000 employees were eligible to participate in the ESPP and approximately 1 million shares remained available for issuance. The total number of shares issued under the ESPP in each of 2014, 2013 and 2012 was approximately 774,000, 928,000 and 1 million, respectively. Therefore, the Board of Directors has concluded it is in the best interest to amend the ESPP to authorize an additional three million shares of Common Stock for issuance under the ESPP, subject to stockholder approval.

Key considerations applicable to the ESPP and the proposed amendment include the following. Please read “Operation of ESPP” below for further detail.

•	The price of shares of Common Stock purchased under the ESPP is 85% of the lower of the fair market value on the first day and the last day of the offering period.

•	Each offering period is six months.

•	The additional three million shares proposed to be authorized for issuance pursuant to the amendment comprise less than 1% of the Company’s outstanding shares of Common Stock.

Description of the ESPP

The following description of the ESPP is qualified in its entirety by, and should be read in conjunction with, the text of the ESPP, a copy of which, as proposed to be amended, is attached hereto as Appendix A.

Purpose

The purpose of the ESPP is to provide an incentive for present and future employees of the Company’s participating subsidiaries to acquire or increase their proprietary interest in the Company through the purchase of shares of Common Stock at a discount.

Administration

The ESPP is administered by the Administrative Committee of the Waste Management Employee Benefit Plans, a committee appointed by the Board of Directors. The Administrative Committee has the authority to interpret all provisions of the ESPP.

Eligibility

Any employee who customarily works for one of the Company’s participating subsidiaries at least 20 hours per week and more than five months in a calendar year is eligible to participate in the ESPP after having been employed for at least 30 days prior to an enrollment date.

Operation of the ESPP

On the last day of each six-month period between January 1 and June 30 and July 1 and December 31 (each, an “Offering Period”), each employee who is enrolled in the ESPP will automatically purchase a number of shares of Common Stock determined by dividing such employee’s payroll deductions accumulated in the ESPP during such Offering Period by the Offering Price. The Offering Price of each of the shares purchased in a given Offering Period shall be the lower of (a) 85% of the fair market value of a share of Common Stock on the first day of the Offering Period and (b) 85% of the fair market value of a share of Common Stock on the last day of the Offering Period. If an employee withdraws from participation during an Offering Period, the monies contributed to the Plan are refunded immediately without interest.

Eligible employees may elect to participate in the ESPP by completing an enrollment agreement that authorizes payroll deductions from the employee’s pay in an amount from 1% to 10% (in whole percentages) of the employee’s gross base pay. No employee may (a) make payroll deductions during any calendar year in excess of $21,250; (b) purchase shares under the ESPP if such purchase would result in the employee owning five percent or more of the total combined voting power or value of the Company’s outstanding capital stock; or (c) purchase shares under the ESPP with a fair market value in excess of $25,000 per calendar year.

All payroll deductions for the ESPP are placed in our general corporate account. No interest accrues on the payroll deductions. Employees may purchase Common Stock under the ESPP only through payroll deductions, and an employee participating in the ESPP may not make any additional payments into the account.

Termination of Employment and Withdrawal

If an employee withdraws from participation in the ESPP or terminates employment for any reason, including retirement or death, during an Offering Period, the payroll deductions credited to the employee’s account will be refunded promptly without interest.

Amendment and Termination of ESPP

The Board of Directors may amend the ESPP at any time; provided, however, the ESPP may not be amended in any way (a) that will cause rights issued thereunder to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”) or (b) that requires stockholder approval, unless such stockholder approval is obtained.

The ESPP will terminate on the earlier of (a) the date that participating employees become entitled to purchase an aggregate number of shares greater than the number of shares remaining available for purchase under the ESPP and (b) the date on which the ESPP is terminated by the Board of Directors.

Federal Income Tax Consequences

The following discussion is intended to be a general summary only of the federal income tax aspects of purchase rights granted under the ESPP and not of state or local taxes that may be applicable. Tax consequences may vary depending on the particular circumstances, and administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Participants in the ESPP who are residents of or are employed in a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of U.S. federal income taxes.

The ESPP is intended to be an “employee stock purchase plan” as defined in Section 423 of the Code. A participant recognizes no taxable income either as a result of commencing participation in the ESPP or purchasing Common Stock under the terms of the ESPP. If a participant disposes of shares purchased under the ESPP within either two years from the first day of the applicable Offering Period or within one year from the purchase date, known as disqualifying dispositions, the participant will realize ordinary income in the year of such disposition equal to the amount by which the fair market value of the shares on the purchase date exceeds the purchase price. The amount of the ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss, which will be long-term if the participant’s holding period is more than 12 months. If the participant disposes of shares purchased under the ESPP at least two years after the first day of the applicable Offering Period and at least one year after the purchase date, the participant will realize ordinary income in the year of disposition equal to the lesser of (a) the excess of the fair market value of the shares on the date of disposition over the purchase price or (b) 15% of the fair market value of the shares on the first day of the applicable Offering Period. The amount of any ordinary income will be added to the participant’s basis in the shares, and any additional gain recognized upon the disposition after such basis adjustment will be a long-term capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss. If the participant still owns the shares at the time of death, the lesser of (a) the excess of the fair market value of the shares on the date of death over the purchase price or (b) 5% of the fair market value of the shares on the first day of the Offering Period in which the shares were purchased will constitute ordinary income in the year of death. Any ordinary income recognized by a participant upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

New Plan Benefits

The value of the Common Stock purchased through the ESPP will vary based on the fair market value of our Common Stock on the first and last days of the Offering Period. Accordingly, the number of shares that may be purchased by the named executive officers, the executive officers as a group and all employees, including all current officers who are not executive officers, as a group in the future is not currently determinable. However, the table below shows, as to each of the indicated individuals and groups, the number of shares of Common Stock purchased by such individuals during the 2014 Offering Periods under the ESPP. The weighted average purchase price per share of Common Stock purchased during the 2014 Offering Periods under the ESPP was $37.8158. Non-employee directors of the Company are not eligible to participate in the ESPP.

Name/Group	Number of Shares
David P. Steiner	566
James E. Trevathan, Jr	0
James C. Fish, Jr	0
Jeff M. Harris	0
John J. Morris, Jr	0
Mark A. Weidman	482
David A. Aardsma	423
All current executive officers as a group	2,045
All employees, including all current officers who are not executive officers, as a group	771,190

Vote Required for Approval

Approval of this proposal requires the affirmative vote of a majority of the shares present at the meeting, in person or represented by proxy, and entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN.

STOCKHOLDER PROPOSAL

(ITEM 5 ON THE PROXY CARD)

Waste Management is not responsible for the content of this stockholder proposal or supporting statement.

The following proposal was submitted by the New York State Common Retirement Fund, 59 Maiden Lane — 30th Floor, New York, NY 10038, which owns 1,295,283 shares of Waste Management Common Stock. The proposal has been included verbatim as we received it.

Stockholder Proposal

Resolved, that the shareholders of Waste Management, Inc., (“Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1.	Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.
2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a.	The identity of the recipient as well as the amount paid to each; and

b.	The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website.

Stockholder Supporting Statement

As long-term shareholders of Waste Management, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is in the best interest of the company and its shareholders and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said, “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

Waste Management contributed at least $7,622,951 in corporate funds since the 2003 election cycle. (CQ:

http://moneyline.cq.com and National Institute on Money in State Politics: http://www.followthemoney.org)

However, relying on publicly available data does not provide a complete picture of the Company’s political spending. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In some cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes. This would bring our Company in line with a growing number of leading companies, including Qualcomm, Exelon, Merck and Microsoft that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.

Waste Management Response to Stockholder Proposal Regarding Disclosure of Political Contributions

The Board recommends that stockholders vote AGAINST this proposal.

The Company is fully committed to complying with all applicable laws concerning political contributions, including laws requiring public disclosure of political contributions and lobbying expenses. Accordingly, the Board believes this proposal is unnecessary because a comprehensive system of reporting and accountability for political contributions already exists, and the Company publicly discloses its participation in the political process in support of its business interests.

Current law limits the amounts of political contributions that are permissible, restricts the organizations or entities that can receive corporate funding, and establishes a clear accountability system enforced by regulatory agencies in the United States. Political contributions or donations made by the Company are required to be disclosed under federal, state and local campaign finance law. The Company fully complies with these disclosure and reporting requirements. As a result, information on the Company’s political contributions is available to stockholders and interested parties through public sources.

In addition, the Company already discloses its policies and procedures for participation in public policy processes (including political contributions criteria, management and Board oversight mechanisms and disclosure and stances on key policy issues). This information was historically included in the Company’s sustainability reports, and in 2013, was updated and aggregated into the Company’s standalone policy entitled “Participation in the Political Process.” Stockholders and interested parties can easily access this policy under the Investor Relations – Corporate Governance tab at www.wm.com. The Company also makes all its employees aware annually of its policies and procedures pertaining to political contributions in the Company’s Code of Conduct, disseminated to all employees. It too is available to the public under the Investor Relations – Corporate Governance tab at www.wm.com.

Waste Management believes it is important to participate in the political process because it is of intrinsic benefit to our business and employees. We do not expect the candidates to whom we contribute funds to agree with our positions on all issues at all times. We do however seek to support candidates who recognize the importance of the environmental services we provide, while also recognizing that a fair, free market system provides the best environment for continued improvement of cost-effective services.

As set forth in more detail in the Company’s Participation in the Political Process Policy, contributions of funds from the Company’s Political Action Committee (“PAC”) to federal, state and local candidates and all other Company contributions are approved, in advance, by the Government Affairs Department, with detailed reporting of contributions made to the Board by the Senior Vice President, Corporate Affairs & Chief Legal Officer. The PAC files monthly reports of receipts and disbursements to the Federal Election Commission (“FEC”), as well as pre-election and post-election FEC reports. Those publicly available reports identify the names of candidates supported and amounts contributed by the PAC. In addition, all political contributions to federal candidates over $200 are publicly disclosed by the FEC. Under the Lobbying Disclosure Act of 1995, the Company submits to Congress semi-annual reports of amounts spent on lobbying and the subjects lobbied, which are also publicly available. Those reports have been submitted quarterly since April 2008 under the Honest Leadership and Open Government Act of 2007, and semi-annual reports include a list of all federal election candidates to whom the PAC contributed during the previous six months.

The Company is a member of various trade or business associations to advance and protect its business interests. The Company’s Participation in the Political Process Policy provides additional information regarding criteria for, and oversight of, the Company’s participation in these associations, as well as a link to an updated 2014 listing of our memberships in national, state and local business associations and stakeholder groups. Illustratively, the business interests that the Company seeks to advance through its memberships have included, and the associations have aided the Company’s advocacy for, renewable energy treatment for landfill gas-to-energy and waste-to-energy, incentives for natural gas vehicles and infrastructure, environmental justice, and the continued interstate transport of waste. Employees participate in association policy discussions as needed to advance the Company’s sustainability goals regarding increasing recycling, supporting renewable energy, seeking fleet efficiency and emissions reduction, and supporting conservation of habitat. The political activity of such associations is not necessarily representative of a position of the Company.

The Board believes disclosure of the Company’s current policies and practices with regard to political contributions, together with applicable federal, state and local reporting requirements, provide appropriate transparency of our political participation. Undertaking the obligations as set forth in the proposal would result in additional time and expense to the Company with little, if any, corresponding benefit for stockholders. Accordingly, the Board recommends that you vote against this proposal.

Vote Required for Approval

If this proposal is properly presented at the meeting, approval requires the affirmative vote of a majority of the shares present at the meeting, in person or represented by proxy, and entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE ADOPTION OF THIS PROPOSAL.

STOCKHOLDER PROPOSAL

(ITEM 6 ON THE PROXY CARD)

Waste Management is not responsible for the content of this stockholder proposal or supporting statement.

The following proposal was submitted by the International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, NW, Washington, DC 20001, which owns 143 shares of Waste Management Common Stock. The proposal has been included verbatim as we received it.

Stockholder Proposal

RESOLVED: The shareholders ask the board of directors to adopt a policy that in the event of a change in control (as defined under any applicable employment agreement, equity incentive plan or other plan), there shall be no acceleration of vesting of any equity award granted to any named executive officer, provided, however, that the board’s Compensation Committee may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro rata basis up to the time of the named executive officer’s termination, with such qualifications for an award as the Committee may determine.

For purposes of this Policy, “equity award” means an award granted under an equity incentive plan as defined in Item 402 of the SEC’s Regulation S-K, which addresses elements of executive compensation to be disclosed to shareholders. This resolution shall be implemented so as not affect any contractual rights in existence on the date this proposal is adopted, and it shall apply only to equity awards made under equity incentive plans or plan amendments the shareholders approve after the date of the 2015 annual meeting.

SUPPORTING STATEMENT:

Waste Management (“Company”) allows executives to receive an accelerated award of unearned equity under certain conditions after a change of control of the Company. We do not question that some form of severance payments may be appropriate in that situation. We are concerned, however, that current practices at the Company may permit windfall awards that have nothing to do with a senior executive’s performance.

Accordingly to last year’s proxy statement, a termination and change in control as of Dec. 31, 2013, could have accelerated the vesting of $31 million worth of long-term equity and grants to the Company’s five senior executives, with the CEO entitled to $18.2 million. In the event of a change in control and termination, Waste Management’s performance share units vest pro-rata, but the provision is meaningless because the Company compensates the executives through a replacement grant for any lost earnings due to proration.

We are unpersuaded by the argument that executives somehow “deserve” to receive unvested awards. To accelerate the vesting of unearned equity on the theory that an executive was denied the opportunity to earn those shares seems inconsistent with a “pay for performance” philosophy worthy of the name.

We do believe, however, that an affected executive should be eligible to receive an accelerated vesting of equity awards on a pro rata basis as of his or her termination date, with the details of any pro rata award to be determined by the Compensation Committee.

Other major corporations, including Apple, Chevron, Dell, Exxon Mobil, IBM, Intel, Microsoft, and Occidental Petroleum, have limitations on accelerated vesting of unearned equity, such as providing pro rata awards or simply forfeiting unearned awards. Research from James Reda & Associates found that over one third of the largest 200 companies now pro rate, forfeit, or only partially vest performance shares upon a change of control.

We urge you to vote FOR this proposal.

Waste Management Response to Stockholder Proposal on Policy Regarding Accelerated Vesting of Equity Awards to Named Executive Officers upon a Change in Control

The Board recommends that stockholders vote AGAINST this proposal.

The Board does not believe that adoption of a rigid policy restricting the acceleration of vesting of named executive officers’ equity awards is in the best interests of the Company or our stockholders. Such a policy could put the Company at a competitive disadvantage in attracting and retaining key executives, it would disrupt the alignment of interests between our management and our stockholders by discouraging pursuit of any transaction that could result in a change in control, and it would unduly restrict our MD&C Committee from designing and administering appropriate compensation arrangements.

Competitive disadvantage in attracting and retaining executives

The proponent’s supporting statement asserts that over a third of the largest 200 companies now pro rate, forfeit, or only partially vest performance shares upon a change of control. Waste Management is among those companies, as the proponent notes that we only vest performance share units on a pro rata basis upon a change in control, and only based on actual performance to date.

However, a very substantial majority of the companies with which we compete for executive talent are not restricted in their ability to attract and retain key executives through the use of change in control equity vesting triggers, and in fact, routinely provide for accelerated vesting of equity-based awards upon a change in control. As a result, the proposed policy could significantly jeopardize the objective of our compensation program to attract, retain, reward and incentivize exceptional, talented employees who will lead the Company in the successful execution of its strategy.

Additionally, the proposed policy would permit pro rata vesting of equity-based awards following both a change in control and termination of a named executive officer. Yet, vesting of equity-based awards, even on a pro rata basis, would not be permitted with respect to named executives that continue employment at the post-change-in-control successor entity. As noted above, our current award agreements for performance share units provide for accelerated vesting on a pro rata basis, based on actual performance achieved, upon a change in control event, as it is likely not to be feasible to carry forward the performance metrics of the outstanding awards to the successor entity. Under the proposed policy, terminating named executives could have more certainty regarding the value of their outstanding performance share units than named executives that remain, who would have to forfeit their awards or rely on the successor entity to grant replacement awards. Such a result is clearly contrary to the retention objective of our compensation program and fails to appreciate the practical realities of change in control scenarios where the successor is a materially different entity.

The proposed policy may also make it particularly difficult for us to retain key executives during the pendency of a potential change in control, which could be disruptive to the transaction. Allowing executives to retain the value of their awards encourages our executives to remain with us through consummation of a merger or similar change in control transaction, reinforcing the retention value of those awards. Accelerated vesting provisions therefore help provide stability and ensure continuity of executive management during the critical stages of a potential change in control transaction.

Disruption of alignment between management and our stockholders

The Board believes that executives should not be discouraged from pursuing and facilitating change in control transactions when they are in the best interests of stockholders. Putting executives’ compensation at risk in the event of a change in control could create a conflict of interest if the Board believed a potential change in control transaction was in the best interests of our stockholders. One of the essential purposes of providing executives with equity-based awards is to align their interests with those of our stockholders. As described in our Compensation Discussion & Analysis, a significant percentage of each named executive officer’s compensation opportunity is in the form of equity-based awards, and at any time, our named executives’ unvested equity awards represent a significant portion of their total compensation. The proposal would eliminate our ability to provide reasonable assurance to named executives that they can realize the expected value of their equity-based awards and would penalize named executives that consummate a change in control transaction, particularly those that remain with the Company afterwards, with the loss of their incentive compensation.

Undue restriction on the MD&C Committee’s structuring of executive compensation

Our Board believes that stockholders’ interests are best served by recognizing that the MD&C Committee, comprised of six independent, non-management directors, is in the best position to set the terms of executive compensation arrangements. Our stockholders have evidenced their overwhelming support of the MD&C Committee’s actions, with 97%, 97%, 96% and 97% of shares present and entitled to vote casting votes in favor of our Company’s executive compensation at the last four annual meetings of stockholders, respectively. The Board believes that the Company’s treatment of equity-based awards upon a change in control, as summarized in our Compensation Discussion & Analysis, is already prudent and appropriately balances the interests of all parties, while not granting executives an undeserved windfall.

The MD&C Committee should continue to retain the flexibility to design and administer competitive compensation programs that reflect market conditions. Permitting the MD&C Committee to accelerate vesting of equity awards can incentivize management to maximize stockholder value, further aligning the interests of management with our stockholders. Conversely, adopting the rigid policy advanced by the proponent would frustrate the purpose of the MD&C Committee and interfere with the objective of our compensation program. The Board recommends that you vote against this proposal.

Vote Required for Approval

If this proposal is properly presented at the meeting, approval requires the affirmative vote of a majority of the shares present at the meeting, in person or represented by proxy, and entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE ADOPTION OF THIS PROPOSAL.

OTHER MATTERS

We do not intend to bring any other matters before the annual meeting, nor do we have any present knowledge that any other matters will be presented by others for action at the meeting. If any other matters are properly presented, your proxy card authorizes the people named as proxy holders to vote using their judgment.

APPENDIX A

WASTE MANAGEMENT, INC.

EMPLOYEE STOCK PURCHASE PLAN

(As Amended and Restated Effective May 12, 2015)

The Waste Management, Inc. Employee Stock Purchase Plan (the “Plan”) has been established for the benefit of its eligible employees. The terms of the Plan are set forth below.

1. Definitions.

As used in the Plan the following terms shall have the meanings set forth below:

(a) “Board” means the Board of Directors of the Company.

(b) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

(c) “Committee” means the Administrative Committee of the Waste Management Employee Benefit Plans appointed by the Board to administer the Plan as described in Section 4 below.

(d) “Common Stock” means the common stock, $0.01 par value, of the Company.

(e) “Company” means Waste Management, Inc., a Delaware corporation, or any successor corporation by merger, reorganization, consolidation or otherwise.

(f) “Continuous Employment” means the absence of any interruption or termination of service as an Eligible Employee with the Company and/or its Participating Subsidiaries. For purposes of the preceding sentence, an authorized leave of absence shall not be considered an interruption or termination of service, provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

(g) “Eligible Compensation” means, with respect to each Participant for each pay period, the regular base earnings, commissions, overtime and, for employees on an Involuntary Military Leave of Absence, pay differential, paid to the Participant by the Company and/or one or more Participating Subsidiaries during the Offering Period before reductions are made to Code Section 125 and Section 401(k) plans maintained by the Company and/or its Participating Subsidiaries. However, any incentive compensation or other bonus amounts shall be excluded for purposes of determining Eligible Compensation.

(h) “Eligible Employee” means an employee of the Company or one of its Participating Subsidiaries who is customarily employed for at least 20 hours per week and more than five months in a calendar year, or are absent from active employment while on an Involuntary Military Leave of Absence. For purposes of the preceding sentence, employees who are members of a collective bargaining unit shall be excluded as eligible employees under the Plan, unless their applicable collective bargaining agreement provides for participation in the Plan.

(i) “Enrollment Date” means the first business day of each Offering Period.

(j) “Exercise Date” means the last business day of each Offering Period.

(k) “Exercise Price” means the price per share of Common Stock offered in a given Offering Period, which shall be the lower of: (i) 85% of the Fair Market Value of a share of the Common Stock on the Enrollment Date of such Offering Period, or (ii) 85% of the Fair Market Value of a share of the Common Stock on the Exercise Date of such Offering Period.

(l) “Fair Market Value” means, with respect to a share of Common Stock as of any Enrollment Date or Exercise Date, the closing price of such Common Stock on the New York Stock Exchange on such date,

as reported in The Wall Street Journal. In the event that such a closing price is not available for an Enrollment Date or an Exercise Date, the Fair Market Value of a share of Common Stock on such date shall be the closing price of a share of the Common Stock on the New York Stock Exchange on the last business day prior to such date or such other amount as may be determined by the Committee by any fair and reasonable means.

(m) “Involuntary Military Leave of Absence” means an employee’s leave from employment pursuant to the Company’s Paid Leave of Absence Policy to perform military service obligations in the United States Air Force, Army, Navy, Marines, Coast Guard, Public Health Service Corps or National Guard, and the employee is either drafted or a member of the Reserves called to active duty.

(n) “Offering Period” means each six-month period that begins and ends on the business days that coincide with January 1 through June 30, or July 1 through December 31, or such other period or periods as the Committee may establish. However, if the first and/or last day of an Offering Period begins or ends (as applicable) on a Saturday, Sunday or holiday, then (i) the first day of the Offering Period will begin on the immediately following business day, and/or (ii) the last day of an Offering Period will end on the immediately preceding business day.

(o) “Participant” means an Eligible Employee who has elected to participate in the Plan by filing an enrollment agreement with the Company as provided below in Section 6.

(p) “Participating Subsidiary” means any Subsidiary not excluded from participation in the Plan by the Committee, in its sole discretion.

(q) “Subsidiary” means any domestic or foreign corporation of which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock or other equity interests and that otherwise qualifies as a “subsidiary corporation” within the meaning of Section 424(f) of the Code or any successor thereto.

2. Purpose of the Plan.

The purpose of the Plan is to provide an incentive for present and future employees of the Company and its Participating Subsidiaries to acquire a proprietary interest (or increase an existing proprietary interest) in the Company through the purchase of Common Stock. The Company intends that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code, and that the Plan shall be administered, interpreted and construed in a manner consistent with the requirements of Section 423 of the Code.

3. Shares Reserved for the Plan.

The Company shall reserve for issuance and purchase by Participants under the Plan an aggregate of 15,750,000 shares of Common Stock, subject to adjustment as provided below in Section 13. Shares of Common Stock subject to the Plan may be newly issued shares or treasury shares. If and to the extent that any option to purchase shares of Common Stock shall not be exercised for any reason, or if such right to purchase shares shall terminate as provided herein, the shares that have not been so purchased hereunder shall again become available for the purposes of the Plan, unless the Plan shall have been terminated.

4. Administration of the Plan.

(a) A Committee appointed by the Board shall administer the Plan. The Committee shall have the authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to correct any defect or rectify any omission in the Plan, or to reconcile any inconsistency in this Plan and any option to purchase shares granted hereunder, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee’s actions and determinations with respect to the foregoing shall be final, conclusive and binding on all persons. The act or determination of a majority of the members of the Committee shall be deemed to be the act or determination of the entire Committee.

(b) The Committee may, in its discretion, request advice or assistance, or employ such other persons as it deems necessary or appropriate for the proper administration of the Plan, including, but not limited to employing a brokerage firm, bank or other financial institution to assist in the purchase of shares, delivery of reports or other administrative aspects of the Plan.

5. Eligibility to Participate in the Plan.

Subject to limitations imposed by Section 423(b) of the Code, each Eligible Employee who is employed by the Company or a Participating Subsidiary for 30 days prior to an Enrollment Date shall be eligible to participate in the Plan for the Offering Period beginning on that Enrollment Date.

6. Election to Participate in the Plan.

(a) Each Eligible Employee may elect to participate in the Plan by completing an enrollment agreement in the form provided by the Company and filing such enrollment agreement with the Company prior to the applicable Enrollment Date, unless the Committee establishes another deadline for filing the enrollment agreement with respect to a given Offering Period.

(b) Unless a Participant withdraws from participation in the Plan as provided in Section 10 or authorizes a different payroll deduction by filing a new enrollment agreement prior to the Enrollment Date of a succeeding Offering Period, a Participant who is participating in an Offering Period as of the Exercise Date of such Offering Period shall be deemed to have (i) elected to participate in the immediately succeeding Offering Period and (ii) authorized the same payroll deduction percentage for such immediately succeeding Offering Period as was in effect for such Participant immediately prior to such succeeding Offering Period.

7. Payroll Deductions.

(a) All Participant contributions to the Plan shall be made only by payroll deductions. Each time a Participant files the enrollment agreement with respect to an Offering Period, the Participant shall authorize payroll deductions to be made during the Offering Period in an amount from 1% to 10% (in whole percentages) of the Eligible Compensation that the Participant receives on each payroll date during such Offering Period. Payroll deductions for a Participant shall commence on the first payroll date following the Enrollment Date and shall end on the last payroll date in the Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided below in Section 10.

(b) All payroll deductions made for a Participant shall be deposited in the Company’s general corporate account and shall be credited to the Participant’s account under the Plan. No interest shall accrue on or be credited with respect to the payroll deductions of a Participant under the Plan. A Participant may not make any additional contributions into such account. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

(c) Except as provided in Section 10, a Participant may not change his contribution election during an Offering Period.

(d) Notwithstanding the foregoing provisions of this Section 7, no Participant may make payroll deductions during any calendar year in excess of $21,250, or such other limit as may be established by the Committee, in its discretion.

8. Grant of Options.

(a) On the Enrollment Date of each Offering Period, subject to the limitations set forth in Sections 3 and 8(b) hereof, each Eligible Employee shall be granted an option to purchase on the Exercise Date for such Offering Period a number of whole and fractional shares of the Company’s Common Stock determined by dividing such Eligible Employee’s payroll deductions accumulated during the Offering Period by the Exercise Price established for such Offering Period.

(b) Notwithstanding any provision of the Plan to the contrary, no Eligible Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company, or (ii) which permits such Eligible Employee’s rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

9. Automatic Purchase.

Unless a Participant withdraws from the Plan as provided below in Section 10, the Participant’s option for the purchase of shares will be exercised automatically on each Exercise Date for which an enrollment agreement has been filed, and the maximum number of whole and fractional shares subject to the option will be purchased for the Participant at the Exercise Price established for that Offering Period, as provided above in Section 8.

10. Withdrawal; Termination of Employment.

(a) A Participant may withdraw all of the payroll deductions credited to the Participant’s account for a given Offering Period by providing written notice to the Company no later than 45 days prior to the last day of such Offering Period. A Participant shall not be permitted to make a partial withdrawal of the payroll deductions credited to his account. All of the Participant’s payroll deductions credited to the Participant’s account will be paid to him promptly after receipt of the Participant’s notice of withdrawal, the Participant’s participation in the Plan will be automatically terminated, and no further payroll deductions for the purchase of shares hereunder will be made. Payroll deductions will not resume on behalf of a Participant who has withdrawn from the Plan, unless written notice is delivered to the Company within the enrollment period preceding the commencement of a new Offering Period directing the Company to resume payroll deductions.

(b) Upon termination of the Participant’s Continuous Employment prior to the Exercise Date of the Offering Period for any reason, including retirement or death, the payroll deductions credited to the Participant’s account will be returned to the Participant or, in the case of death, to the Participant’s estate, and the Participant’s options to purchase shares under the Plan will be automatically terminated.

(c) In the event a Participant ceases to be an Eligible Employee during an Offering Period, the Participant will be deemed to have elected to withdraw all payroll deductions credited to his account from the Plan. In such circumstance, the payroll deductions credited to the Participant’s account will be returned to the Participant, and the Participant’s options to purchase shares under the Plan will be terminated.

11. Transferability.

Options to purchase Common Stock granted under the Plan are not transferable, in any manner, by a Participant and are exercisable only by the Participant.

12. Reports.

Individual accounts will be maintained for each Participant in the Plan. Following each Exercise Date, statements of account will be given to Participants who have purchased shares under Section 9. Such statements will set forth the amounts of payroll deductions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

13. Adjustments Upon Changes in Capitalization.

(a) If the outstanding shares of Common Stock are increased or decreased, or are changed into or are exchanged for a different number or kind of shares, as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, stock dividends or the like, upon authorization of the Committee, appropriate adjustments shall be made in the number and/or kind of shares, and the per share purchase price thereof, which may be issued in the aggregate and to any Participant upon exercise of options granted under the Plan.

(b) In the event of the proposed dissolution or liquidation of the Company, each Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the Participant shall have the right to exercise the option as to all of the optioned stock, including shares as to which the option would not otherwise be exercisable. If the Committee makes an option fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Committee shall notify the Participant that the option shall be fully exercisable for a stated period, which shall not be less than 10 days from the date of such notice, and the option will terminate upon the expiration of such period.

(c) In all cases, the Committee shall have full discretion to exercise any of the powers and authority provided under this Section 13, and the Committee’s actions hereunder shall be final and binding on all Participants. No fractional shares of stock shall be issued under the Plan pursuant to any adjustment authorized under the provisions of this Section 13.

14. Amendment of the Plan.

The Board may at any time, or from time to time, amend the Plan in any respect; provided, however, that the Plan may not be amended in any way that will cause rights issued under the Plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code or any successor thereto, including, without limitation, shareholder approval, if required.

15. Termination of the Plan.

The Plan and all rights of Eligible Employees hereunder shall terminate:

(a) on the Exercise Date that Participants become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase under the Plan; or

(b) at any time, at the discretion of the Board.

In the event that the Plan terminates under circumstances described in Section 15(a) above, reserved shares remaining as of the termination date shall be sold to Participants on a pro rata basis.

16. Notices.

All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

17. Shareholder Approval.

The Plan shall be subject to approval by the shareholders of the Company within twelve months after the date the Plan is adopted by the Board of Directors. If such shareholder approval is not obtained prior to the first Exercise Date, the Plan shall be null and void and all Participants shall be deemed to have withdrawn all payroll deductions credited to their accounts on such Exercise Date pursuant to Section 10.

18. Conditions Upon Issuance of Shares.

(a) The Plan, the grant and exercise of options to purchase shares of Common Stock under the Plan, and the Company’s obligation to sell and deliver shares upon the exercise of options to purchase shares shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required. Notwithstanding anything in the Plan to the contrary, share certificates shall not be delivered to Participants until the later of (i) the date on which the applicable holding period to avoid a disqualifying disposition (within the meaning of Code Section 421) expires, or (ii) the date that a Participant specifically requests a certificate for shares purchased pursuant to the Plan.

(b) The Company may make such provisions, as it deems appropriate, for withholding by the Company pursuant to all applicable tax laws of such amounts as the Company determines it is required to withhold in connection with the purchase or sale by a Participant of any Common Stock acquired pursuant to the Plan. The Company may require a Participant to satisfy any relevant tax requirements before authorizing any issuance of Common Stock to such Participant.

WASTE MANAGEMENT, INC.

1001 FANNIN STREET

SUITE 4000

HOUSTON, TX 77002

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 11, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Waste Management, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 11, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Waste Management, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M81892-P60658	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

 WASTE MANAGEMENT, INC.

The Board of Directors recommends you vote FOR each of the nominees in item 1 and FOR proposals 2, 3 and 4:

1.	Election of Directors	For	Against	Abstain
Nominees:

	1a. Bradbury H. Anderson	☐	☐	☐

	1b. Frank M. Clark, Jr.	☐	☐	☐

	1c. Andrés R. Gluski	☐	☐	☐

	1d. Patrick W. Gross	☐	☐	☐

	1e. Victoria M. Holt	☐	☐	☐

	1f. John C. Pope	☐	☐	☐

	1g. W. Robert Reum	☐	☐	☐

	1h. David P. Steiner	☐	☐	☐

	1i. Thomas H. Weidemeyer	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR each of the nominees in item 1, FOR proposals 2, 3 and 4, and AGAINST proposals 5 and 6. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

	For	Against	Abstain

2. Ratification of the appointment of Ernst & Young, LLP as the independent registered public accounting firm for 2015.	☐	☐	☐

3. Approval of our executive compensation.	☐	☐	☐

4. Approval of an amendment to our Employee Stock Purchase Plan to increase the number of shares authorized for issuance.	☐	☐	☐

The Board of Directors recommends you vote AGAINST proposals 5 and 6:

5. Stockholder proposal regarding disclosure of political contributions, if properly presented at the meeting.	☐	☐	☐

6. Stockholder proposal regarding a policy on acceleration of vesting of equity awards, if properly presented at the meeting.	☐	☐	☐
	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

NOTE: In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature(Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Combined Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2014 is available at www.wm.com.

M81893-P60658

WASTE MANAGEMENT, INC.

Annual Meeting of Stockholders - May 12, 2015 at 11:00 A.M.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned stockholder(s) of Waste Management, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Proxy Statement dated March 26, 2015, and hereby appoint(s) David P. Steiner and Barry H. Caldwell, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Waste Management, Inc., to be held May 12, 2015, at 11:00 A.M., Central Time, at The Maury Myers Conference Center, Waste Management, Inc., 1021 Main Street, Houston, Texas 77002, and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side.

Attention participants in 401(k) plans: If you have an interest in the Common Stock of Waste Management, Inc. through participation in the Waste Management Retirement Savings Plan or the Waste Management Retirement Savings Plan for Collectively Bargained Employees, you may confidentially instruct the Trustee(s) of the respective plan on how to vote the shares representing your proportionate interest in such plan’s assets. The Trustee(s) shall vote shares in accordance with any instructions received. Any shares for which the Trustee(s) has/have not received timely voting instructions shall be voted by the Trustee(s) in its sole discretion. The voting deadline for 401(k) plan participants is 11:59 P.M. Eastern Time on May 10, 2015.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)